AS FILED WITH THE COMMISSION ON OCTOBER 16, 1996        FILE NO. 333-
                U.S. SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549
                              ___________
                               FORM SB-2
                        REGISTRATION STATEMENT
                                 UNDER
                      THE SECURITIES ACT OF 1933

                       DIGITAL POWER CORPORATION
            (Name of small business issuer in its charter)


            CALIFORNIA                       3679            94-1721931
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer
incorporation or organization)   Classification Code)        Identification No.)

  41920 Christy Street, Fremont, California 94538-3158; 510-657-2635
     (Address and telephone number of principal executive offices)

         41920 Christy Street, Fremont, California 94538-3158
(Address of principal place of business or intended principal place of business)

               Robert O. Smith, Chief Executive Officer
                       Digital Power Corporation
                         41920 Christy Street
                    Fremont, California 94538-3158
                             510-657-2635
       (Name, address and telephone number of agent for service)

                              Copies to:

        Daniel B. Eng, Esq.                     Charles B. Pearlman, Esq.
    Bartel Eng Linn & Schroder                   Joel D. Mayersohn, Esq.
   300 Capitol Mall, Suite 1100           Atlas, Pearlman, Trop & Borkson, P.A.
   Sacramento, California 95814               New River Center, Suite 1900
     Telephone:  916-442-0400                  200 East Las Olas Boulevard
                                           Fort Lauderdale, Florida 33302-4610
                                                Telephone:  954-763-1200

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following blocks and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE



                                                                                 Proposed
        Title of each                                            Proposed         maximum
          class of                                                maximum        aggregate           Amount of
      securities to be               Amount to be            offering price(1)  offering          registration
         registered                   registered                                   price                fee
Common Stock                            1,150,000             $4.00             $4,600,000          $1,393.94
Common Stock Purchase Warrants            775,000             $.125                $96,875              29.36
Common Stock Underlying Warrants          775,000             $5.00             $3,875,000          $1,174.24
Total                                                                                               $2,597.54

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457 of the Securities Act of 1933.



      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                           DIGITAL POWER CORPORATION
                             CROSS-REFERENCE SHEET
                    PURSUANT TO ITEM 501 OF REGULATION S-B

Registration Statement
ITEM NUMBER AND CAPTION                       PROSPECTUS CAPTION

1.  Front of Registration Statement
    and Outside Front Cover Page of           Outside Front Cover
    Prospectus

2.  Inside Front and Outside Back
    Cover Pages of Prospectus                 Inside Front and Outside Back
                                              Cover Pages
3.  Summary Information and Risk              Prospectus Summary; Risk Factors
    Factors

4.  Use of Proceeds                           Use of Proceeds

5.  Determination of Offering Price           Underwriting

6.  Dilution                                  Dilution

7.  Selling Security Holders                  Principal and Selling Stockholders
                                              and Warrantholders

8.  Plan of Distribution                      The Offering; Underwriting; Terms
                                              of Offering

9.  Legal Proceedings                         Legal Proceedings

10. Directors, Executive Officers,
    Promoters and Control Persons             Management; Principal and Selling
                                              Shareholders
11. Security Ownership of Certain
    Beneficial Owners and                     Principal and Selling Stockholders
    Management                                and Warrantholders

12. Description of Securities                 Description of Securities

13. Interest of Named Experts and             Experts; Legal Matters
    Counsel

14. Disclosure of Commission
    Position on Indemnification for           Underwriting
    Securities Act Liabilities

15. Organization Within Last Five             Summary; Business
    Years

16. Description of Business                   Summary; Business

17. Management's Discussion and
    Analysis or Plan of Operation             Management's Discussion and
                                              Analysis

18. Description of Property                   Business

19. Certain Relationships and
    Related Transactions                      Certain Transactions

20. Market for Common Equity and
    Related Stockholder Matters               Summary

21. Executive Compensation                    Management

22. Financial Statements                      Consolidated Financial Statements

23. Changes in and Disagreements
    with Accountants on Accounting
    and Financial Disclosure                  Change in Accountants



Prospectus                                    Subject to Completion
                                              October 16, 1996


                       DIGITAL POWER CORPORATION

                   1,000,000 SHARES OF COMMON STOCK
                             NO PAR VALUE

           700,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS
                           _________________

     Of the 1,000,000 shares of common stock, no par value ("Common Stock") offered, 750,000 shares are being sold by Digital Power Corporation ("Digital Power" or the "Company") and 250,000 shares are being sold by certain selling stockholders of the Company (the "Selling Stockholders"). In addition, the Company is selling 500,000 redeemable common stock purchase warrants ("Warrants"), and certain warrantholders may sell up to 200,000 Warrants, entitling the holders thereof to purchase, during a three-year period from the date of this Prospectus ("Exercise Period"), one share of Common Stock at an exercise price of $5.00 per share, subject to adjustment. See "Principal and Selling Stockholders and Warrantholders." The Company will not receive any proceeds from the sale of shares by the Selling Stockholders or from the sale of Warrants by certain warrantholders. Under certain conditions, the Company shall have the right upon 30 days notice to call each Warrant for redemption at $.125 per Warrant. See "Description of Securities." Further, the Company is registering 700,000 shares of Common Stock that will be issued upon the exercise of the Warrants. See "Management," "Certain Transactions," and "Description Of Securities." Prior to this offering, there has been no public market for the Common Stock or Warrants of the Company. It is currently estimated that the initial public offering price per share of Common Stock will be $4.00, and that the initial public offering price per Warrant will be $.125. See "Underwriting" for the factors to be considered in determining the initial public offering price.

     SEE "RISK FACTORS" COMMENCING ON PAGE 7 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK AND WARRANTS.

     Application has been made for the listing of the Company's Common Stock under the symbol "DPWR" and Warrants under the symbol "DPWRW" on the NASDAQ SmallCap Market.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     Price to Public    Underwriting Discounts    Proceeds to     Proceeds to Selling
                                        and Commissions(1)        Company(2)      Stockholders(3)
Per Share                  $4.00                      $0.40             $3.60             $3.60
Per Warrant. . . . .      $0.125                    $0.0125           $0.1125           $0.1125
Total{(4)}            $4,087,500                   $408,750        $2,756,250          $922,500

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."
(2) Before deducting estimated expenses of $230,000 payable by the Company, and additional compensation to be received by the Underwriters in the form of a non-accountable expense allowance equal to three percent (3%) of the proceeds from the offering of the Common Stock and Warrants, or a total of $122,625 ($140,906 if the Underwriters' over-allotment is exercised in full).
(3) Before expenses related to the Offering attributed to the Selling Stockholder on a prorata basis.
(4) The Company has granted the Underwriters an option for 45 days to purchase up to an additional 150,000 shares at the initial public offering price per share, and up to additional 75,000 Warrants at $.125 per Warrant solely to cover over-allotments, if any. If such option is exercised in full, the total initial public offering price, underwriting discount, and proceeds to Company will be $4,696,875, $469,688, and $3,304,687, respectively.


     The shares and Warrants offered hereby are offered by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares of Common Stock and Warrants will be ready for delivery in Boca Raton, Florida on or about ______________, 1996, against payment therefor immediately available funds.

                     WERBEL-ROTH SECURITIES, INC.


           The date of this Prospectus is ___________, 1996.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OR WARRANTS OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ SMALLCAP STOCK MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     The Company intends to furnish its stockholders annual reports containing consolidated financial statements audited by its independent auditors and quarterly reports containing unaudited consolidated financial information for the first three quarters of each fiscal year.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such State.







                     [Pictures of Power Supplies]

                          PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION, REPRESENTATIVES' WARRANTS, AND OUTSTANDING OPTIONS AND WARRANTS WILL NOT BE EXERCISED. SEE "DESCRIPTION OF SECURITIES" AND "UNDERWRITING."

                              THE COMPANY

     Digital Power Corporation designs, develops, manufactures, and markets switching power supplies for sale to manufacturers of computers and other electronic equipment. Switching power supplies are critical components of all computers and other electronic equipment. The electronic circuitry in computers and other electronic equipment requires a steady and isolated supply of direct current (DC) electrical power. In addition, the various components and subassemblies within computers and other electronic equipment often require different voltage levels of electrical power. The power supply products of the Company satisfy these two requirements by converting the alternating current (AC) electricity from a primary source, such as a wall outlet, into the direct current required for the proper functioning of electronic circuits, and by dividing the single electrical current into as many as four discrete output voltages. The Company's power supply products also monitor and regulate the DC output voltages being delivered to protect the electronic equipment from harmful surges and drops in voltage levels. Because the Company's products have a high "power-density" (measured in watts per cubic inch), the power supply products of the Company are generally smaller than those of competitors. Furthermore, the Company's power supply products are extremely "flexible" in design. This "flexibility" approach allows the Company to modify quickly and inexpensively its base-design products to satisfy an OEM's specific power supply needs, thereby enabling the Company to keep to a minimum its expenses for non-recurring engineering ("NRE") of its base-design products. As a result of the Company's "flexibility" approach, it has provided samples of modified power supplies to OEM customers in as quickly as a few days, an important capability given the increasing emphasis placed by OEMs on "time-to-market". Digital Power's strategic objective is to exploit this combination of power density, flexibility, and short time-to-market to win an increasing share of the growing power supply market. Unless the context otherwise indicates, the reference to "Digital Power" or the "Company" herein shall mean Digital Power Corporation and its wholly owned subsidiary Poder Digital, S.A. de C.V.

     Micro-Tech Consultants of Santa Rosa, California reports that the worldwide market for power supplies was about $15 billion in 1995, with average projected sales growth of approximately 8.5% over the next five years. This market is highly fragmented among power supply manufacturers. The Company believes that there are over 400 different manufacturers competing in the various market segments. The major segments of the switching power supply market are typically characterized as either the "captive market" or the "merchant market". The captive market represents those original equipment manufacturers (OEMs) who design and manufacture their own power supplies for use as a component in their own electronic products, whereas the merchant market represents those OEMs who purchase their power supplies from third-party manufacturers who specialize in the development and production of power supplies. The Company believes the merchant market is growing faster than any other segment of the entire power supply market as OEMs increasingly buy their power supplies from companies such as Digital Power rather than manufacturing their own power supplies "in-house".

     For the years ended December 31, 1994 and 1995, the Company had revenues and income before income taxes of $6,249,333 and $144,976, and $10,037,502 and $826,484, respectively. For the six months ended June 30, 1996, the Company had revenues and income before income taxes of $6,553,376 and $637,208.

                             RISK FACTORS

     For a discussion of considerations relevant to an investment in the Common Stock and Warrants, see "Risk Factors."

                             THE OFFERING

Common Stock Offered:

Offering(1)..............................................750,000 shares
Selling Stockholders.....................................250,000 shares
Total..................................................1,000,000 shares
Common Stock to be outstanding after the Offering......2,353,275 shares

Warrants(1) . . .  . . Exercisable until December    , 1999, with each Warrant
                       exercisable for one share of Common Stock at a price of $5.00, subject to adjustment.
                       See "Description of Securities."
Use of Proceeds .  . . Repayment of approximately $1  million  of  indebtedness and general corporate purposes, including product development, advertising, and working capital.
                       See "Use of Proceeds."

Proposed NASDAQ SmallCap Market Symbol - Common Stock..............DPWR
Proposed NASDAQ SmallCap Market Symbol - Warrants ................DPWRW

(1) Assumes that the Underwriters have not exercised an over-allotment option to purchase up to an additional 150,000 shares and up to 75,000 Warrants.

                  SUMMARY CONSOLIDATED FINANCIAL DATA

     The unaudited summary consolidated financial data presented below should be read in conjunction with the more detailed financial statements of the Company and notes thereto along with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                  Years Ended           Six Months Ended
                                                  DECEMBER 31              JUNE 30
                                1994              1995              1995        1996
Statement of Operations Data:
 Revenues                       $6,249,333        $10,037,502       $4,947,952  $6,553,376
 Income from operations            257,935          1,027,772          332,928     689,612
 Income before Income
  Taxes                            144,976            826,484          270,511     637,208
 Provision (Benefit) for            23,253          (277,400)           28,000     294,000
Income
  Taxes                            121,723          1,103,884          242,511     343,208
 Net Income                           0.02               0.80             0.16        0.24
 Net Income per share            $    0.02         $     0.66        $    0.15  $     0.20
  Primary
  Fully Diluted                  1,226,208          1,258,858        1,242,395   1,276,778
 Shares used in per share
calculation

                                                    As at
                                                 JUNE 30, 1996
                                        ACTUAL                AS ADJUSTED(1)
Balance Sheet Data:
  Working Capital                       $2,426,022            $4,003,494
  Total Assets                           5,443,277             6,877,652
  Long-term debt                         1,471,361               614,458
  Stockholders' equity                  $1,533,759            $3,968,134


(1) Adjusted to give effect to the estimated net proceeds of this offering to be received by the Company based upon an assumed public offering price of $4.00 per share and $.125 per Warrant.


                              THE COMPANY

     Digital Power provides switching power supplies to original equipment manufacturers (OEMs). The Company designs, develops, manufactures, and markets 50 watt to 750 watt power supplies. Power supplies are complex subassemblies or modules integral to virtually every electronic product. They can have numerous different features, but the most important functions of a power supply are to receive alternating current (AC) electricity from a primary source, such as a wall electrical outlet, convert that AC current into direct current (DC), reduce the voltage of an output to the desired level, and regulate and filter the DC output voltages required for the operation of the various electronic circuits. The Company believes that its power supply products are superior to those of its competitors because the Company's products combine high power-density (measured in watts per cubic inch) with a high degree of design flexibility, allowing the Company to modify its power supplies in order to satisfy the specific and unique needs of its OEM customers. The Company has increased its revenues and income before income taxes from $6,249,333 and $144,976 in fiscal year 1994, to $10,037,502 and $826,484 in fiscal year 1995. For the six months ended June 30, 1996, revenues and net income before income taxes were $6,553,376 and $637,208.

     According to independent market surveys conducted by Micro-Tech, the total world market for electronic power supplies is in excess of $15 billion, with approximately 50% of this market being the "captive market" and the balance being the "merchant market". Growing at an average annual rate of 13%, the merchant market is the fastest growing segment of the power supply market, as OEMs continue to outsource their power supply requirements. This merchant market is highly fragmented according to the power level, technology, packaging, and application of a particular power supply. One segment of the merchant market involves industrial and office automation, industrial and portable computing, and networking applications. This is the market targeted and served by Digital Power. The Company believes that its focus on high-efficiency, high-density, design-flexible power supplies is ideally suited to the rapid growth opportunities existing in this market segment.

     Digital Power's products are sold domestically and in Canada through a network of 13 manufacturers' representatives. Digital Power also has 28 stocking distributors in the United States and Europe. In addition, the Company has formed strategic relationships with three of its customers to private label its products. Digital Power's customers can generally be grouped into three broad industries, consisting of the computer, telecommunication, and instrument industries. The Company has a current base of over 150 active customers, including companies such as Ascend Communications, AT&T, Westinghouse, Telex, Storage Dimensions, Motorola, Retix, Stanford Telecommunications, 3Com, and Centillion Business Unit, a wholly-owned subsidiary of Bay Networks. See "Business-Breakdown of Product Market".

     The Company's strategy is to continue the trend of its sales and profit growth by making increased sales to existing customers, while simultaneously targeting sales to new customers. The Company believes that its "flexibility" concept allows customers a unique choice between its products and products offered by other power supply competitors. OEMs have typically had to settle for a standard power supply product with output voltages and other features predetermined by the manufacturer. Alternatively, if the OEM's product required a different set of power supply parameters, the OEM was forced to design this modification in-house, or pay a power supply manufacturer for a custom product. Since custom-designed power supplies are development-intensive and require a great deal of time to design, develop, and manufacture, only OEMs with significant volume requirements can economically justify the expense and delay associated with their production. Furthermore, since virtually every power conversion product intended for use in commercial application requires certain independent safety agency testing, (e.g. by Underwriters Laboratories) at considerable expense, an additional barrier is presented to the smaller OEM. By offering the OEM customer a new choice with the Digital Power "flexibility" series, the Company believes it has gained a competitive advantage. The Company's "flexibility" series is designed around a standardized power platform, but allows the customer to specify output voltages tailored to its exact requirements within specific parameters. Furthermore, OEMs are seeking power supplies with greater power density (measured in watts per cubic inch). Digital Power's strategy in responding to this demand has been to offer increasingly smaller power supply units or packages. For example, the Company believes that its US100 series of products, mounted on a 3" x 5" printed circuit board, is the industry's smallest 100 watt off-line (A/C input) power supply.

     In addition to the line of proprietary products offered, and in response to requests from OEMs, the Company has recently begun providing "value-added services" along with its products. The term "value-added services" refers to the Company's incorporation of an OEM's selected electronic components, enclosures, and cable assemblies with the Company's power supply products to produce a power subassembly that is compatible with the OEM's own equipment and is specifically tailored to meet the OEM's needs. The Company purchases the parts and components that the OEM itself would otherwise attach to or integrate with the Company's power supply, and the Company provides the OEM with that integration and installation service thus saving the OEM time and money. The Company believes that this value-added service is well-suited to those OEMs who wish to reduce their vendor base and minimize their investment in fixed costs since the OEMs are not required to manufacture their own power subassemblies and thus are not required to purchase individual parts from many vendors or build assembly facilities.

     Currently, almost all of the Company's manufacturing, including its value-added services, is done at a 16,000 square foot facility operated by the Company's wholly-owned subsidiary, Poder Digital, S.A. de C.V., located in Guadalajara, Mexico. However, the Company has recently entered into an agreement with a manufacturer in China to manufacture the Company's products. In its initial phase, the Company believes that the facility in China will complement its manufacturing facility in Guadalajara, Mexico since the facility in China will allow the Company to produce power supplies with sufficient lead time at lower costs, while the Guadalajara facility will continue to manufacture power supplies that need a quick turnaround or modification.

     Through its predecessor, Digital Power was originally formed in 1969. The Company's executive offices are located at 41920 Christy Street, Fremont, California 94538-3158, and the Company's telephone number is 510-657-2635.

                             RISK FACTORS

     In  addition  to  the   other  information  presented  in  this
Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock and Warrants offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this Prospectus.

CUSTOMER CONCENTRATION

     For the six months ended June 30, 1996, one OEM accounted for 26.4% of the Company's total revenues, and for the fiscal year ended December 31, 1995, three OEMs accounted for 18% in the aggregate of total revenues. The one OEM account which accounted for 26.4% of the Company's total revenues for the six months ended June 30, 1996 substantially contributed to the Company's increase in revenues for such period. Recently, due to a decrease in market demand for its products, this OEM has decreased the number of power supplies it has purchased from the Company. In light of such decrease in demand, it is unlikely that this OEM will continue to purchase power supplies from the Company at the same rate that it had done during the first six months of 1996. In addition during 1995, two distributors accounted for 37% of revenues, and during 1994, one distributor accounted for 16% of revenues. See "Risk Factors - Dependence on Computer and Other Electronic Equipment Industries; Customers' Product Obsolescence." The loss of any one of these OEM customers would have an adverse effect on the Company's revenues. See "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON COMPUTER AND OTHER ELECTRONIC EQUIPMENT INDUSTRIES; CUSTOMERS' PRODUCT OBSOLESCENCE

     Substantially all of the Company's existing customers are in the computer and other electronic equipment industries and produce products which are subject to rapid technological change, obsolescence, and large fluctuations in product demand. These industries are characterized by intense competition and a demand on OEMs serving these markets for increased product performance and lower product prices. Given this industry environment in which they operate, OEMs make similar demands on their suppliers, such as the Company, for increased product performance and lower product prices. Thus, in order to be successful, the Company must properly assess developments in the computer and other electronic equipment industries and identify product groups and customers with the potential for continued and future growth. Factors affecting the computer and other electronic equipment industries, in general, or any of the Company's major customers or their products, in particular, could have a material adverse effect on the Company's results of operations. In addition, the computer industry is inherently volatile. Recently, certain segments of the computer and other electronic industries have experienced a softening in demand for their products. Although this has not materially affected the Company's customers, in the event that it affects all segments of the computer and other electronic industries, the growth of the Company could be adversely affected.

COMPETITION

     The design, manufacture, and sale of power supplies is a highly competitive industry. The Company's competition includes approximately 400 companies located throughout the world, some of whom have advantages over the Company in terms of labor and component costs, and some of whom may offer products comparable in quality to those of the Company. Certain of the Company's competitors, including Computer Products, Inc., ASTEC America, Zytec Corporation and Lambda Electronics, have substantially greater fiscal and marketing resources and geographic presence than does the Company. In addition, in light of the Company's limited revenues in comparison to the total power supply market, many competitors may be unaware or indifferent to the Company and its products. If the Company continues to be successful in increasing its revenues, other competitors may notice and increase competition for the Company's customers. The Company also faces competition from current and prospective customers who may decide to design and manufacture internally the power supplies needed for their products. To remain competitive, management believes that the Company must continue to compete favorably on the basis of value by providing advanced manufacturing technology, offering superior customer service and design engineering services, continuously improving quality and reliability levels, and offering flexible and reliable delivery schedules. There can be no assurance that the Company will continue to compete successfully in this market.

DILUTION

     The initial public offering price is greater than the book value per outstanding share of Common Stock. Accordingly, purchasers in the offering will suffer an immediate and substantial dilution of $2.31 in the net tangible book value per share of the Common Stock from the initial public offering price. Additional dilution will occur upon exercise of outstanding options granted by the Company. See "Dilution."

DEPENDENCE  ON  GUADALAJARA,  MEXICO  FACILITY;   FOREIGN   CURRENCY
FLUCTUATIONS

     The Company produces substantially all of its products at its facility located in Guadalajara, Mexico. The products are then delivered to Fremont, California for testing and distribution. The Company believes that it has a good working relationship with its employees in Guadalajara, Mexico and has recently signed a five-year contract with the union representing the employees. Recently, the Company has entered into a "turnkey" manufacturing contract with a manufacturer located in China to produce its products in an attempt to reduce its dependence on its Mexican facility. At this time the purchase of products from the manufacturer located in China is minimal and requires advance scheduling which affects the Company's ability to produce products quickly. However, if the Company's revenues grow as anticipated, the Company intends to manufacture more of its products utilizing the Chinese manufacturer. In the event that there is an unforeseen disruption at the Guadalajara production plant or with the Chinese manufacturer, such disruption may have an adverse effect on the Company's ability to deliver its products and may adversely affect the Company's financial operations.

     Further, the Guadalajara, Mexico, facility conducts its financial operations using the Mexican peso. Therefore, due to financial conditions beyond the control of the Company, the Company is subject to monetary fluctuations between the U.S. dollar and Mexican peso. During fiscal 1995, the Mexican peso was devalued against the U.S. dollar resulting in an approximate $85,000 loss to the Company. See "Management's Discussion and Analysis and Results of Operations."

SECURITY INTEREST IN THE COMPANY'S ASSETS

     The Company has entered into a $1.5 million revolving credit facility. As of June 30, 1996, the amount outstanding under the credit facility and other loans was $1,614,458. Although the Company intends to use part of the proceeds raised hereby to reduce the credit facility, the credit facility is secured by substantially all of the Company's assets. Therefore, in the event the Company is unable to repay the credit facility, the bank will hold a first-priority security interest in the Company's assets upon default. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NECESSITY   TO   MAINTAIN   CURRENT   PROSPECTUS;   STATE  BLUE  SKY
REGISTRATION REQUIRED TO EXERCISE WARRANTS

     The shares of Common Stock issuable on exercise of the Warrants (except the Warrants issuable upon exercise of the Representatives' Warrants) have been registered with the Commission. The Company will be required, from time to time, to file post-effective amendments to its registration statement in order to maintain a current prospectus covering the issuance of such shares upon exercise of the Warrants. The Company has undertaken to make such filings and use its best efforts to cause such post-effective amendments to become effective. If for any reason a required post-effective amendment is not filed, it does not become effective or is not maintained, the holders of the Warrants may be prevented from exercising their Warrants. Holders of the Warrants have the right to exercise the Warrants only if the underlying Shares of Common Stock are qualified, registered or exempt from registration under applicable securities laws of the state in which the various holders of the Warrants reside. The Company cannot issue shares of Common Stock to holders of the Warrants in states where such shares are not qualified, registered or exempt. See "Description of Securities."

DEPENDENCE UPON KEY PERSONNEL; NEED TO ATTRACT AND RETAIN ADDITIONAL
PERSONNEL

     The Company's performance is substantially dependent on the performance of its executive officers and key personnel, and on its ability to retain and motivate such personnel. The loss of any of the Company's key personnel, particularly Robert O. Smith or Claude Adkins, could have a material adverse effect on the Company's business, financial condition, and operating results. The Company has "key person" life insurance policies on Mr. Smith in the aggregate amount of $2 million. The Company also has an employment agreement with Mr. Smith.

     The Company's future success also depends on its continuing ability to identify, hire, train, and retain other highly-qualified creative, technical, and managerial personnel. Competition for highly qualified personnel is intense. There can be no assurance that the Company will be successful in attracting, assimilating, and retaining such personnel, and the failure to do so could have a material adverse effect on the Company's business, financial condition, and operating results. Moreover, in the event of the loss of any such personnel, there can be no assurance that the Company would be able to prevent the unauthorized disclosure or use of its proprietary technology, practices, procedures, or customer lists.

CONCENTRATION OF STOCK OWNERSHIP

     Upon the completion of the offering, the present directors, executive officers, and stockholders owning more than 5% of the outstanding Common Stock and their respective affiliates will beneficially own approximately 28.49% of the outstanding Common Stock of the Company (27.02% of the outstanding Common Stock if the Underwriters' over-allotment option is exercised in full). As a result of their ownership, the directors, executive officers, and more than 5% stockholders and their respective affiliates collectively will have substantial control of all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Under California law, however, shareholders are entitled to cumulative voting. Such concentration of ownership may also have the effect of delaying or preventing a change in control of the Company. See "Principal Stockholders" and "Description of Securities."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF SECURITIES PRICES

     Prior to the offering, there has been no public market for the Company's Common Stock or Warrants, and there can be no assurance that an active public market for the Company's Common Stock or Warrants will develop or be sustained after the offering. The initial offering price will be determined by negotiations between the Company and the representative of the Underwriters based upon several factors. The trading price of the Company's Common Stock or Warrants could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new products by the Company or its competitors, changes in financial estimates by securities analysts, the operating and stock price performance of other companies that investors may deem comparable to the Company, and other events or factors. Moreover, in some future quarter the Company's operating results may fall below the expectations of securities analysts and investors. In such event, the market price of the Company's Common Stock or Warrants would likely be materially and adversely affected. In addition, the stock market in general, and the market prices for high-tech related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the trading price of the Company's Common Stock or Warrants, regardless of the Company's operating performance. See "Underwriting."

SHARES  ELIGIBLE   FOR   FUTURE  SALES;  NO  PRIOR  TRADING  MARKET;
REGISTRATION RIGHTS

     Sales of a substantial number of shares of the Company's Common Stock in the public market could have the effect of depressing the prevailing market price of its Common Stock. Upon the completion of the offering, the Company will have outstanding 2,353,275 shares of Common Stock (assuming no exercise of outstanding options and Warrants of 1,459,900). Of these shares, the 1,000,000 shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act of 1933 (the "Securities Act") unless purchased by "affiliates" of the Company as that term is defined in Rule 144 of the Securities Act ("Affiliates"), which shares will be subject to the resale limitations of Rule 144 adopted under the Securities Act. The remaining 1,353,275 shares will be "restricted securities" as that term is defined under Rule 144 ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which rule is summarized below. As a result of the contractual restrictions described below and the provisions of Rule 144, additional shares will be available for sale in the public market as follows: (i) 1,272,458 currently outstanding shares will be eligible for sale upon expiration of lock-up agreements 12 months after the date of this Prospectus; (ii) 1,459,900 additional shares will be issuable upon the exercise of stock options and Warrants, to the extent exercisable as of such date; and (iii) 80,817 currently outstanding shares will be eligible for sale from time to time thereafter pursuant to Rule 144. See "Shares Eligible for Future Sale."

     Certain stockholders of the Company have entered into lock-up agreements with Werbel-Roth Securities, Inc. providing that, with certain limited exceptions, such stockholders will not offer, sell, contract to sell, grant an option to purchase, make a short sale, or otherwise dispose of or engage in any hedging or other transaction that is designed or reasonably expected to lead to a disposition of any shares of Common Stock for a period of 12 months after the date of this Prospectus without the prior written consent of the Underwriters. Other than the (i) 1,000,000 shares being offered hereby, (ii) 1,459,900 shares subject to options and Warrants, and
(iii) 80,817 shares subject to Rule 144, as of the date of this Prospectus, no shares of Common Stock of the Company will be eligible for immediate sale in the public market until the expiration of the 12 month lock-up agreements with the representative of the Underwriters. The Underwriters may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements.

     Prior to the offerings, there has been no public market for the Common Stock of the Company, and no predictions can be made as to the effect, if any, that the sale or availability for sale of shares of additional Common Stock will have on the trading price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could adversely affect the trading price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. See "Description of Securities."

DEPENDENCE ON SUPPLIERS

     In order to reduce dependence on any one supplier, the Company attempts to obtain two suppliers for each component of its products. However, for two line transformers in three of its products, the Company is dependent on single suppliers. Currently, these products account for approximately 10% of the Company's total sales. Although the Company will seek to find other manufacturers of transformers for these three products, unanticipated shortages or delays in these parts may have an adverse effect on the Company's results of operations.

NO PATENTS

     The Company's products are not subject to any U.S. or foreign patents. The Company believes that because its products are being continually updated and revised, obtaining patents would not be beneficial. Therefore, there can be no assurance that other competitors or former employees will not obtain the Company's proprietary information and develop it.

POSSIBLE DILUTION FROM WARRANTS AND OPTIONS

     On completion of this Offering, options and Warrants to purchase an aggregate of 1,459,900 shares of common stock will be outstanding, including 700,000 shares underlying the Warrants, 150,000 shares underlying the Representatives' Warrants and 609,900 shares underlying the options issued to employees of the Company. Holders of such options and Warrants will be able to purchase shares of Common Stock at a price less than the offering price of the Common Stock with a resulting dilution of the interests to the other stockholders. Because of this potential dilutive effect, the options and Warrants may have a detrimental impact on the terms under which the Company may obtain financing through a sale of its Common Stock in the future. For these reasons, any evaluation of the favorability of market conditions for a subsequent stock offering by the Company must take into account any outstanding options or Warrants. See "Dilution," "Management-Stock Plans" and "Description of Securities."

REDEEMABLE WARRANTS AND IMPACT ON INVESTORS

     Provided that the closing bid price of the Common Stock has been at least $6.00 per share for thirty (30) consecutive trading days, the Warrants are subject to redemption by the Company. The Company's exercise of this right would force the holder of the Warrants to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holder to do so, to sell the Warrants at the then current market price when the holder might otherwise wish to hold the Warrants for possible additional appreciation, or to accept the redemption price. Holders who do not exercise their Warrants prior to redemption by the Company will forfeit their right to purchase the Shares of Common Stock underlying the Warrants. See "Description of Securities."

NO DIVIDENDS

     The Company has not paid cash dividends on its Common Stock since its inception and does not anticipate any cash dividends on the Common Stock in the foreseeable future. For the foreseeable future, the Company intends to reinvest earnings of the Company, if any, on the development and expansion of its business. See "Dividend Policy."

AUTHORIZATION OF PREFERRED STOCK; POSSIBLE ANTI-TAKEOVER EFFECTS

     The Board of Directors is authorized to issue shares of preferred stock and to determine the dividend, liquidation, conversion, redemption and other rights, preferences, and limitation of such shares without further vote or action of the stockholders. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, or other rights which could adversely effect the voting power or the rights of the holders of the Common Stock. In the event of such issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging and delaying or preventing a change in control of the Company. The Company has no present intention to issue any shares of its preferred stock, although there can be no assurance that the Company will not do so in the future. See "Description of Securities."

SUBSTANTIAL FLEXIBILITY IN USE OF PROCEEDS

     The Company has not designated any specific use for the net proceeds from the sale by the Company of the Common Stock offered hereby, except for the application of approximately $1.0 million of such net proceeds for the repayment of the Company's line of credit. Rather, the Company intends to use the remaining net proceeds primarily for general corporate purposes, including product development, advertising and working capital. Accordingly, management will have significant flexibility in applying the net proceeds of the offering. See "Use of Proceeds."

PENNY STOCK REGULATION

     The Commission has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. While the shares of Common Stock offered hereunder will not initially be subject to penny stock regulation rules by virtue of the fact that such registered securities will be quoted on the NASDAQ SmallCap Market, there can be no assurance that the Company will be able to continuously meet the NASDAQ SmallCap Market maintenance criteria. See "Risk Factor-Maintenance Criteria for NASDAQ Securities."

MAINTENANCE CRITERIA FOR NASDAQ SECURITIES

     The National Association of Securities Dealers, Inc. (the "NASD"), which administers the NASDAQ SmallCap Market, maintains criteria for continued eligibility on the NASDAQ SmallCap Market. In order to be included in the NASDAQ SmallCap Market, a company must maintain $2,000,000 in total assets, a $200,000 market value of the public float and $1,000,000 in total capital and surplus. In addition, continued inclusion requires two market-makers and a minimum bid price of $1.00 per share, provided however, that if a company falls below such minimum bid price, it will remain eligible for continued inclusion on the NASDAQ SmallCap Market if the market value of the public float is at least $1,000,000 and the company has $2,000,000 in capital and surplus. The failure to meet these maintenance criteria in the future may result in the discontinuance of the inclusion of the Company's securities on the NASDAQ SmallCap Market. In such event, the Company's securities will be subject to being delisted, and trading, if any, in the Common Stock of the Company would thereafter be conducted in the over-the-counter market in the so-called "pink sheets," or the NASD's OTC Bulletin Board. Consequently, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities.

     If the Company's securities were subject to the regulations on penny stocks, the market liquidity for the Company's securities could be severely and adversely affected by limiting the ability of broker-dealers to sell the Company's securities and the ability of purchasers in this offering to sell their securities in the secondary market at a time and price acceptable to them.

                            USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 750,000 shares of Common Stock and 500,000 Warrants offered by the Company hereby are estimated to be approximately $2,434,375 ($2,983,469 if the Underwriters' over-allotment option is exercised in full) at an assumed initial public offering price of $4.00 per share and $.125 per Warrant and after deducting the estimated underwriting discount and offering expenses.

     The Company intends to use approximately $1 million of such net proceeds for the repayment of the Company's revolving credit facility with San Jose National Bank, which bears interest at prime plus 1% and is due in October, 1997. Proceeds from the revolving credit facility were used for working capital. In addition, the Company will use the net proceeds for general corporate purposes including product development, product advertising, and working capital. The amounts and timing of the Company's actual expenditures will depend upon numerous factors, including the status of the Company's product development efforts, competition, and marketing and sales activities. Pending use of the net proceeds of the sale of the shares of Common Stock and Warrants offered hereby, the Company intends to invest such funds in short term, interest bearing, investment grade obligations. Any additional proceeds received upon the exercise of the Warrants, the Underwriters' over-allotment option or the Representatives' Warrants, as well as income from investments, if any, will be added to working capital.

     As a forward looking statement based on its current operations, the Company believes that the proceeds raised hereby will be sufficient to meet the Company's financial needs for at least twelve months following the date of the offering, and that no additional financing will be required in the near future.

     The Company will not receive any proceeds from the sale of shares by the Selling Shareholders or the Warrants by certain Warrantholders.

                            DIVIDEND POLICY

     The Company has not declared or paid any cash dividends since its inception. The Company currently intends to retain future earnings for use in the operation and expansion of the business. The Company does not intend to pay any cash dividends in the foreseeable future. The declaration of dividends in the future will be at the discretion of the Board of Directors and will depend upon the earnings, capital requirements, and financial position of the Company.

     On May 31, 1996, the Company issued a stock dividend in the form of Common Stock valued at $1.80 per share on the cumulative accrued but unpaid dividends on the Series A Preferred Stock. Since such stock dividend, all of the Series A Preferred Stock has been converted into Common Stock.

                            CAPITALIZATION

     The following table sets forth the capitalization of the Company at June 30, 1996, as adjusted to give effect to the sale of 750,000 shares of Common Stock and 500,000 Warrants offered by the Company hereby assuming an initial public offering price per share of $4.00 and per Warrant price of $.125 and net proceeds of approximately $2,434,375, and the application of the net proceeds therefrom.

                                                June 30, 1996

                                          ACTUAL           AS ADJUSTED

Current portion of long-term debt     $    143,097          $       -0-

Long-term debt, less current portion     1,471,361              614,458


Stockholders' Equity
     Series A Preferred stock, no par value;
     500,000 shares authorized; no shares
     issued and outstanding                  ----                 ----
     Common stock, no par value 5,000,000
     shares authorized; 1,603,275 shares
     issued and outstanding; 2,353,275
     shares issued and outstanding as
     adjusted(1)                         $5,539,115            $7,973,490
     Accumulated deficit                 (3,505,356)           (3,505,356)
     Unearned ESOP plan shares             (500,000)             (500,000)
Total stockholders' equity                1,533,759             3,968,134
Total capitalization                     $3,148,217            $4,582,592

__________________________________________

(1) The above calculations do not include 609,900 shares of Common Stock issuable upon the exercise of stock options. Of such 609,900 options, (i) 96,900 are immediately exercisable at an exercise price of $0.50, (ii) 178,125 are immediately exercisable at an exercise price of $1.80, (iii) 59,375 are exercisable in May 1997 at an exercise price of $1.80, and (iv) 275,500 are exercisable in May 1998 at an exercise price of $1.80.

                               DILUTION

     At June 30, 1996, the net tangible book value of the Company was $1,533,759, or $0.96 per share. Net tangible book value per share is determined by dividing the net tangible book value (tangible assets less liabilities) of the Company at June 30, 1996, by the number of shares of Common Stock outstanding. Without taking into account any changes in net tangible book value after June 30, 1996, other than to give effect to the sale of the Company of 750,000 shares of Common Stock offered hereby at an assumed initial public offering price of $4.00 per share and 500,000 Warrants at an assumed initial public offering price of $0.125 per Warrant, and after deducting underwriting discounts and commissions and estimated offering expenses payable to the Company, the pro forma net tangible book value at June 30, 1996 would have been approximately $3,968,134, or $1.69 per share. This amount represents an immediate dilution to new investors of $2.31 per share and an immediate increase in net tangible book value per share to existing stockholders of $0.73 per share. The following table illustrates this dilution per share:

Assumed public offering price per share                  $4.00

Net tangible book value per share at June 30, 1996       $0.96

Increase per share attributable to new investors           .73

Pro forma net tangible book value per share after
the offering                                              1.69

Net tangible book value dilution per share to new
investors                                                $2.31

    The foregoing information assumes no exercise of outstanding stock options. At June 30, 1996, there were outstanding options to purchase 96,900 shares of Common Stock at an exercise price of $.50 per share, and outstanding options to purchase 513,000 shares of Common Stock at an exercise price of $1.80 per share (of which options 178,125 are immediately exercisable and 334,875 are subject to vesting). To the extent outstanding options are exercised, there will be further dilution to new investors.

     The following table sets forth, as of the date of this Prospectus, the number of shares of Common Stock purchased, the percentage of shares of Common Stock purchased, the total gross consideration paid, the percentage of total consideration paid, and the average price per share paid by the existing shareholders and by the investors purchasing shares of Common Stock in this offering:

                           SHARES PURCHASED             TOTAL CONSIDERATION
                                                                                  Average Price
                          NUMBER            PERCENT    NUMBER        PERCENT      PER SHARE
Existing                  1,603,275         68.13%     $5,539,115    64.87%      $    3.45
shareholders
New investors               750,000         31.87%     $3,000,000    35.13%      $    4.00
Total                     2,353,275        100.00%     $8,539,115    100.00%     $    3.63

                 SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated statement of operations data presented below for the years ended December 31, 1995 and 1994, are derived from and should be read in conjunction with the more detailed financial statements of the Company and the notes thereto, which have been audited by Hein + Associates LLP, independent auditors, whose report is included elsewhere in this Prospectus. The selected consolidated statements of operations data for the six months ended June 30, 1996 and 1995 and consolidated balance sheet data as of June 30, 1996 are derived from the unaudited consolidated financial statements of the Company. In the opinion of the Company, such unaudited consolidated financial statements include all necessary adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of results for such periods. The selected consolidated financial data presented below should be read along with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" which follows this section.

                                YEARS ENDED DECEMBER 31                             SIX MONTHS ENDED JUNE 30
                                    1994                   1995                 1995                   1996
Statement of Operations Data:
Revenues:                           $6,249,333            $10,037,502           $4,947,952             $6,553,376
Cost and expenses:
  Cost of sales                      4,663,124              7,494,427            3,885,875              4,975,557
  Engineering and product
  development                          408,966                481,475              243,048                314,659
  Sales and marketing                  500,338                452,654              234,066                240,621
  General and administrative           418,970                581,174              252,035                332,927
Total operating expenses             1,328,274              1,515,303              729,149                888,207
Income from operations                 257,935              1,027,772              332,928                689,612
Interest expense, net                  102,509                116,030               55,566                 52,198
Translation loss                       (10,450)               (85,258)              (6,851)                  (206)
Income before income taxes             144,976                826,484              270,511                637,208
Provision (Benefit) for income
taxes                                   23,253              (277,400)               28,000                294,000
Net income                             121,723              1,103,884              242,511                343,208
Net income per share:
  Primary                                 0.02                   0.80                 0.16                   0.24
  Fully diluted                          $0.02                  $0.66                $0.15                  $0.20
Shares used in per share
calculations                         1,226,208              1,258,858            1,242,395              1,276,778

Balance Sheet Data:
  Working capital                                                   $2,426,022
  Total assets                                                       5,443,277
  Long-term debt                                                     1,471,361
  Stockholders' equity                                              $1,533,759


                MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATION

     The following discussion and analysis should be read in connection with the Company's Consolidated Financial Statements and the notes thereto and other financial information included elsewhere in the Prospectus.

OVERVIEW

     The Company designs, develops, manufactures, and markets electronic power supplies for use in converting electric power into a form suitable for the operation of electronic circuitry. Revenues are generated from the sale of the Company's power supplies to OEMs in the computer and other electronic equipment industries.

RESULTS OF OPERATIONS

     The table below sets forth certain statements of operations data as a percentage of revenues for the six months ended June 30, 1996 and 1995 and the years ended December 31, 1995 and 1994.

                                 YEARS ENDED DECEMBER 31              SIX MONTHS ENDED JUNE 30
                                1994              1995              1995               1996
Revenues                         100%              100%              100%              100%
Cost of goods sold              74.62             74.66             78.54             75.92
Gross margin                    25.38             25.34             21.46             24.08

Selling, general and
administrative                  14.71             10.30              9.82              8.75
Engineering and product
development                      6.54               4.8              4.91               4.8
Total operating expense         21.25              15.1             14.73             13.55
Operating income                 4.13             10.24              6.73             10.53
Net interest expense             1.64              1.16              1.12                .8
Translation loss                  .17               .85               .14                .0

Income before income taxes       2.32              8.23              5.47              9.73

Provision (Benefit) for           .37             (2.76)              .57              4.49
 Income taxes
Net Income                      1.95%             10.99%               4.9%            5.24%

SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO JUNE 30, 1995.

REVENUES

     Revenues for the six months ended June 30, 1996 increased by $1,605,424, or 32.45% over the six months ended June 30, 1995. This increase in revenues was due primarily to substantially increased sales to a single OEM and, to a lesser extent, to increased sales to the Company's 28 stocking distributors.

     Due to market conditions, sales of the OEM's products have slowed which in turn has affected the sales of the Company's power supplies to the OEM. In light of such decrease in purchases, it will be unlikely that the OEM will purchase the same number of power supplies it purchased during the first six months of the year. See "Risk Factors - Customer Concentration."

GROSS MARGINS

     Gross margins were 24.08% for the six months ended June 30, 1996 compared to 21.46% for the six months ended June 30, 1995. The improvement in gross margins can primarily be attributed to greater capacity utilization as fixed overhead costs declined on a per unit basis.

SELLING, GENERAL AND ADMINISTRATIVE

     Selling, general and administrative expenses increased by $87,447, from $486,101 for the six months ended June 30, 1995, to $573,548 for the six months ended June 30, 1996. The increase primarily related to one-time bonuses to certain employees which increased employee compensation expense. As a percentage of revenues, however, selling, general and administrative expenses decreased from 9.82% for the six months ended June 30, 1995 to 8.75% for the six months ended June 30, 1996 since the increase in revenues during this period was greater than the increase in selling, general and administrative expenses.

ENGINEERING AND PRODUCT DEVELOPMENT

     Engineering and product development expenses were 4.80% of revenues for the six months ended June 30, 1996, and 4.91% of revenues for the six months ended June 30, 1995. This slight decrease as a percentage of revenues was due to a greater increase in revenues than the increase in engineering and product development expenses.

INTEREST EXPENSE

     Interest expense was 0.8% of revenues for the six months ended June 30, 1996 and 1.12% of revenues for the six months ended June 30, 1995. This decrease was primarily due to a one percentage point reduction in interest rate of the line of credit loan which took place in September 1995.

TRANSLATION LOSS

     The  primary  currency  of  the  Company's  subsidiary,   Poder
Digital, is the Mexican peso. During 1995, the Mexican peso was devalued against the United States dollar. As a result of such devaluation, the Company experienced a translation loss of $6,851 for the six months ended June 30, 1995 related to Poder Digital's operations using Mexican pesos. The Company did not experience a similar loss for the six months ended June 30, 1996.

INCOME BEFORE INCOME TAXES

     Income before income taxes for the six months ended June 30, 1996 was $637,208 compared to $270,511 for the same period during 1995. This increase of $366,697 was primarily due to the substantial increase in revenues over expenses during the six months ended June 30, 1996.

INCOME TAX

     The Company's income tax expense was 4.49% of revenues for the six months ended June 30, 1996 and 0.57% of revenues for the six months ended June 30, 1995. Through December 31, 1995, the Company had net operating loss tax carry-forwards (NOLs) which resulted in minimal federal tax liability for the Company in 1995. Through June 30, 1996, the Company began providing for year-end tax liability at an estimated average annual rate of approximately 40%.

NET INCOME

     Net income was $343,208 for the six months ended June 30, 1996 and $242,511 for the six months ended June 30, 1995. The increase in net income was due to increased revenues and a decreased cost of goods sold as a percentage of sales. As previously discussed, during the fourth quarter of 1995, the Company recognized a one-time tax benefit of $277,400 due to its prior net operating losses. Because of the tax benefit recognized during the fourth quarter of 1995, it is unlikely that the Company's net income for 1996 will exceed the Company's 1995 net income.

YEAR ENDED DECEMBER  31,  1995  COMPARED  TO YEAR ENDED DECEMBER 31,
1994

REVENUES

     Revenues in 1995 increased by $3,788,169, or 60.62%. The majority of this increase, $1,957,293 (51.67%) was due to increased sales through the Company's stocking distributors who resell the Company's products to OEMs. Direct sales by the Company to OEMs accounted for $1,294,886 (34.18%) of the increase in sales and the balance of $535,990 (14.15%) was generated by the Company's three private label customers.

GROSS MARGINS

     Gross margins were 25.34% of revenues during 1995 and 25.38% of revenues during 1994. This slight decrease in gross margins was due to increased costs to the Company. These increased costs primarily resulted from increased sheet metal costs and increased costs associated with certain Japanese-sourced materials, such as capacitors. Japanese-sourced materials became more expensive because of the weakening of the Japanese yen against the dollar. In addition, the Company's administrative costs of its Mexican facility increased due to the appointment of a new plant manager and several other key management personnel to strengthen the operations of that facility. These increases in costs were offset by an approximate 5% increase in selling prices instituted during 1995.

SELLING, GENERAL AND ADMINISTRATIVE

     Selling, general and administrative expenses were 10.30% of revenues in 1995 and 14.71% of revenues in 1994. Selling, general and administrative expenses declined during 1995 primarily due to the Company's decision to terminate its relationship with its manufacturer's representative in the Northern California territory and to manage sales directly, resulting in a decrease in commissions to 1.42% of revenues in 1995 from 3.87% of revenues in 1994.

ENGINEERING AND PRODUCT DEVELOPMENT

     Engineering and product development expenses were 4.80% of revenues in 1995, and 6.54% of revenues in 1994. During 1994, the Company had entered into several custom product development contracts which were engineering-intensive but did not result in the expected revenues. In 1995, the Company directed its engineering resources to a greater degree on the development of modifiable standard products with a resulting decline in engineering expenses as a percentage of revenues.

INTEREST EXPENSE

     Interest expense was 1.16% of revenues during 1995 and 1.64% of revenues during 1994. Interest expense relates primarily to a line of credit and two equipment term loans with San Jose National Bank. The two term loans in the aggregate principal amount of $170,000, and the line of credit, are secured by the Company's accounts receivables and the Company's assets. Proceeds from the two term loans were used to acquire equipment, and proceeds from the line of credit were used for working capital. Because the Company's borrowings did not increase in 1995, interest expense, as a percentage of revenues, decreased in 1995. In addition, the interest rate on the line of credit loan decreased by one percentage point in September 1995.

TRANSLATION LOSS

     The primary currency of the Company's subsidiary, Poder Digital, is the Mexican peso. During the fiscal year ended 1995, the Mexican peso was devalued against the United States dollar. As a result of the devaluation, the Company incurred a $85,258 translation loss related to Poder Digital's operations. During 1994, the Company experienced a translation loss of $10,450.

INCOME BEFORE INCOME TAXES

     Income before income taxes increased by $681,508 from $144,976 during 1994 to $826,484 in 1995. This substantial increase was primarily due to the increase in revenues from the sale of the Company's power supplies.

INCOME TAX

     During the fourth quarter of 1995, the Company recognized an income tax benefit of $277,400 as compared to a tax provision of $23,253 during 1994. The recognition of the tax benefit during 1995 is due to the Company's utilization of its prior net operating loss carryforward.

NET INCOME

     Net  income was $1,103,884 in 1995 and  $121,723  in  1994,  an increase of $982,161, or 807%. The increase in net income was due to a substantial increase in sales without a corresponding increase in expenses related to such sales, and due to a $277,400 tax benefit.

     The Company does not believe that its business is seasonal.

LIQUIDITY AND CAPITAL RESOURCES

     As of June 30, 1996 and December 31, 1995, the Company's working capital was $2,426,022 and $2,211,358, respectively. For the past two fiscal years and the six months ended June 30, 1996, the Company has relied on cash flows from operations supplemented by bank borrowings to finance working capital and capital improvements. The Company's bank borrowings consist of a $120,000 promissory note bearing interest at 10% per annum and due December 8, 1998, a $50,000 promissory note bearing interest at 10.5% per annum and due May, 1999, and a $1.5 million line of credit bearing interest at prime plus 1% and due October 15, 1997. Proceeds from the promissory notes were used to acquire equipment, and the line of credit is used to supplement the Company's working capital. The promissory notes and line of credit are secured by substantially all of the Company's assets. The Company does not anticipate any material capital expenditures during 1997. As of June 30, 1996 and December 31, 1995, the Company's bank borrowings totalled $1,614,458 and $1,054,145, respectively. See Note 6 of Notes to Consolidated Financial Statements. Part of the proceeds raised hereby will be used to reduce the Company's borrowings by approximately $1 million.

     In addition, the Company is a guarantor of a $500,000 term loan granted to the Company's employee stock ownership plan ("ESOP"). The $500,000 term loan is included in the total amount of the Company's bank borrowings as of June 30, 1996 stated in the preceding paragraph. The $500,000 is due in June 2001 and bears interest at 10.5% per annum. Proceeds from the loan were used to acquire the Company's Common Stock by the ESOP. Principal and interest on the loan will be paid by the ESOP through contributions made by the Company to the ESOP in the amount of approximately $10,750 per month. This amount will be a monthly deduction against revenues through June 2001.

NEW FINANCIAL ACCOUNTING PRONOUNCEMENTS

     The  requirements  of the  Statement  of  Financial  Accounting
Standards No. 121, "Accounting for the Impairment of Long-Lived Assets," issued in March 1995 ("FAS 121") and the Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," issued in October 1995 ("FAS 123"), are effective for financial statements for years that begin after December 15, 1995. The Company adopted FAS 121 effective January 1, 1996. The adoption had no effect on the Company's financial position.

     FAS 123 encourages, but does not require, companies to recognize compensation expense based on fair value for grants of stock, stock options, and other equity instruments granted to employees. Companies that do not adopt the fair value accounting rules must disclose the impact of adopting the new method in the notes to the financial statements. The Company currently does not intend to adopt the fair value accounting prescribed by FAS 123 and will be subject only to the disclosure requirements prescribed by FAS 123.

                               BUSINESS

OVERVIEW

     Digital Power Corporation designs, develops, manufactures, and markets switching power supplies for sale to manufacturers of computers and other electronic equipment. Switching power supplies are critical components of all computers and other electronic equipment. The electronic circuitry in computers and other electronic equipment requires a steady and isolated supply of direct current (DC) electrical power. In addition, the various components and subassemblies within computers and other electronic equipment often require different voltage levels of electrical power. The power supply products of the Company satisfy these two requirements by converting the alternating current (AC) electricity from a primary source, such as a wall outlet, into the direct current required for the proper functioning of electronic circuits, and by dividing the single electrical current into as many as four discrete output voltages. The Company's power supply products also monitor and regulate the DC output voltages being delivered to protect the electronic equipment from harmful surges and drops in voltage levels. Because the Company's products have a high "power-density" (measured in watts per cubic inch), the power supply products of the Company are generally smaller than those of competitors. For example, the Company believes that its US100 series of power supplies, on a 3"x 5" printed circuit board, is the smallest 100 watt off-line (AC input) power supply available in the industry. Furthermore, the Company's power supply products are extremely "flexible" in design. This "flexibility" approach allows the Company to modify quickly and inexpensively its base-design products to satisfy an OEM's specific power supply needs, thereby enabling the Company to keep to a minimum its expenses for non-recurring engineering ("NRE") of its base-design products. Because of this reduced NRE expense related to the "flexibility" line of switching power supplies, the Company does not charge its customers for its NRE expenses incurred in tailoring a power supply to a customer's specific requirements. However, many competitors of the Company do charge their customers for NRE expenses. As a result of the Company's "flexibility" approach, it has provided samples of modified power supplies to OEM customers in as quickly as a few days, an important capability given the increasing emphasis placed by OEMs on "time-to-market". Digital Power's strategic objective is to exploit this combination of power density, flexibility, and short time-to-market to win an increasing share of the growing power supply market.

THE INDUSTRY

     The market for power supplies is large, as all electronic systems require a steady supply of low voltage electrical power. Almost all of these systems require direct current (DC) voltages, not the alternating current (AC) voltages provided by utility companies. Furthermore, the voltage levels produced by standard power sources must be significantly lowered in order to allow proper functioning of an electronic component. For example, internal computer microprocessors, as well as memory and logic circuitry in telecommunications systems, generally operate on a voltage level of 5 volts DC or less. However, most electrical outlets produce at least 115 volts AC. Therefore, the incoming voltage of 115 volts AC must be both converted to DC and reduced to 5 volts. This is the function performed by a typical power supply. Those products which accept and convert alternating current from a primary power source into the direct current required by electronic systems are generally referred to as "power supplies". Those products which convert one level of DC voltage into a higher or lower level of DC voltage as required by a particular electronic device are generally referred to as "DC/DC converters".

     Electronic systems are sensitive to variations in voltage, and therefore require protection from the surges and drops in the AC voltage which commonly occur over electrical lines. Power supplies perform this essential function by regulating or maintaining the output voltages within a narrow range of values.

     Finally, power supplies divide a charge of electricity into multiple lower voltage outputs. Most electronic systems have a number of subsystems, each of which may require a different incoming operating voltage. Power supplies can provide multiple outputs of different voltage levels. Certain voltage levels are common in the electronics field. Increasingly, Digital Power has received requests from OEMs for "non-standard" voltage outputs. Digital Power believes that its "flexibility" series of power supplies are ideally suited for these non-standard voltage applications.

THE MARKET

     According to Micro-Tech, the worldwide market for electronic power supplies was estimated to be $15 billion in 1995. The power supply manufacturing industry is highly fragmented and Digital Power believes there are approximately 400 power supply competitors in the world. The electronic power supply market is typically split into captive and merchant segments. The captive segment of the market, that portion represented by OEMs who design and manufacture power supplies for use in their own products, is estimated to account for 50% of the total market according to Micro-Tech. The balance of the power supply market is served by merchant power supply manufacturers such as Digital Power that design and manufacture power supplies for sale to OEMs. Micro-Tech forecasts that the merchant segment of the market will experience the greatest rate of growth, increasing from 52.5% of the total market in 1996 to 62.8% of the total market in 2000. The Company believes that the increase is due, in part, to the fact that power supplies are becoming an increasingly complex component to the OEMs, with constantly changing requirements such as power factor correction (PFC) and filtering specifications to minimize electromagnetic interference (EMI).

     POWER FACTOR CORRECTION. The alternating current electricity delivered by utility companies over power lines is delivered in smooth waves, known as harmonic waves, or sine waves. This smooth harmonic wave form of AC electricity that reaches a power supply is known as "apparent power", and it is measured in watts (watts equal volts multiplied by amperes). Although the electricity reaches a switching power supply in a smooth harmonic wave form, the switching power supply does not draw on the electricity in a smooth harmonic fashion. Rather, in the process of "rectifying" the alternating current into direct current form, a switching power supply will draw current off the AC harmonic wave form in short bursts, each of which is shorter in duration than the wave frequency. The amount of power drawn off the line by the switching power supply in these short bursts is known as the "real input power". The real input power cannot be greater than the apparent power, and in fact is almost always less than the apparent power. Therefore, a percentage, or factor, can be arithmetically determined by dividing the real input power by the apparent power, giving a coefficient known as the "power factor" of the power supply. Ideally, a switching power supply would have a power factor of one, where all the apparent power is drawn off by the power supply, resulting in the real input power equaling the apparent power. In practice, however, this is not possible. In fact, most switching power supplies without the special feature known as "power factor correction" have an approximate power factor of only .60.

     The reason why power factor of less than one can be a significant problem relates to the power that is not drawn off the power line, or the differential amount between one and the power factor (1 - .60 = .40 in the example given above). This differential of missing power is reflected back onto the power line in a harmonically distorted fashion, since the originally smooth harmonic wave form has now been disrupted by the power that has been drawn off by the power supply and exhibits a kind of "ripple" in the wave form. The harmonically distorted wave form circulates as wasted heat energy in the power line, as well as in wall sockets, electrical wiring in the building, and in distribution transformers along the power line. This problem of harmonic distortion and wasted heat energy grows as additional switching power supplies are connected to and draw power from a power line. A large enough number of switching power supplies drawing power from a line without power factor correction will result in: (i) a significant uncompensated loss of electrical power (in the form of heat) to the electrical utility company; (ii) potential damage to power lines and transformers caused by excessive heat; and (iii) "dirty" electrical power for "downstream" consumers of electricity. A low power factor is generally not a problem for the piece of electronic equipment itself served by the switching power supply.

     In response to these problems, manufacturers of power supplies have developed certain circuitry within power supplies known as "power factor correction", or PFC. With PFC, most power supplies can be improved to perform at a power factor of approximately .99. Historically, PFC has only been installed in high wattage switching power supplies because of the comparatively greater amount of harmonic distortion reflected back onto the line by these power supplies. However, PFC is rapidly becoming critical at all power levels, not only because it allows equipment designers to power more circuits from a standard outlet, but also because of regulatory requirements established in the European Union, such as European Normatives EN61000-3-2 and EN61000-3-3. These two normative standards, known more fully as "Limits For Harmonic Current Emissions," and "Limitation Of Voltage Fluctuations And Flicker On Low Voltage Supply Systems For Equipment With Rated Current <16A [less than 16 amperes]," respectively, upgrade the former generic standard IEC555.2 and place pressure on manufacturers of power supplies to develop products with PFC at lower and lower power levels.

     ELECTROMAGNETIC INTERFERENCE (EMI). EMI is universally undesirable because it potentially interferes with the operation of other electronic equipment. In the United States, the Federal Communications Commission ("FCC") has mandated certain EMI limits which cannot be exceeded by OEM equipment. The European Union (EU) has issued an electromagnetic compatibility (EMC) directive that applies certain requirements to products sold in Europe beginning January 1, 1996. The EU created these directives to insure conformity with safety and quality standards and to assess product compliance throughout its jurisdiction. One of these requirements involves Conformity European ("CE") marking. OEMs may add the "CE" mark to their equipment if it meets the requirements for radiated and conducted noise emissions and for noise susceptibility. The power supply, if part of an OEM system, does not itself need CE certification. However, since it is one of the major noise generators within an OEM system, there is a growing demand for the power supply to have the CE mark. A pre-approved power supply provides added assurance that the OEM will meet the applicable standards with little trouble.

     Digital Power plans to address the market demands discussed above for PFC and EMI features by developing and introducing a line of power supply products which incorporate PFC and provide filtering from EMI which meets or exceeds the requirements for "CE" marking.

     The power supply market can be further segmented between custom and standard power supplies. Power supplies designed and manufactured by an OEM for use in its own equipment are an example of a custom design, as the product is not intended for resale. However, custom power supplies are also common in the merchant market, as certain OEMs contract with power supply manufacturers to design a product that meets the form, fit, and function requirements of their specific application. Standard, "off-the-shelf" power supplies are intended for sale to many customers whose electronic equipment can operate from "standard" output voltages, such as 5 volts, 12 volts or 24 volts DC. A subset of the standard segment of the market has evolved, commonly known as "modified", comprising power supply products which have the performance characteristics of a standard power supply, but need certain, usually minor, modifications. These modifications may include slight mechanical changes to the sheet metal chassis, but more typically involve an adjustment to the output voltages from one of the "standard" output voltages (e.g. 5 volts to 7 volts, or 15 volts to 18.5 volts).

     Digital Power primarily serves the North American power electronics market with AC/DC power supplies and DC/DC converters ranging from 50 watts to 750 watts of total output power. AC/DC power supplies represent the largest part of the merchant power electronics market with sales in North America alone expected to grow from about $4.9 billion in 1996 to $6.7 billion in 2000. During the same period, DC/DC converter sales in North America are forecasted to grow from $1.5 billion in 1996 to $2.1 billion in 2000.

STRATEGY

     Digital Power's strategy is to be the supplier of choice to OEMs requiring a high quality power solution where size, rapid modification, and time-to-market are critical to their business success. Target market segments would include telecommunications, networking, switching, mass storage, and industrial and office automation products. While many of these segments would be characterized as computer-related, the Company does not participate in the personal computer (PC) power supply market. The power supply market for PCs is very competitive with standard power supplies producing low margins.

PRODUCT STRATEGY

     Digital Power has eight series of base designs from which thousands of individual models can be produced. Each series has its own printed circuit board (PCB) layout that is common to all models within the series regardless of the number of output voltages (typically one to four) or the rating of the individual output voltages. A broad range of output ratings, from 3.3 volts to 48 volts, can be produced by simply changing the power transformer construction and a small number of output components. Designers of electronic systems can determine their total power requirements only after they have designed the system's electronic circuitry and selected the components to be used in the system. Since the designer has a finite amount of space for the system and may be under competitive pressure to further reduce its size, a burden is placed on the power supply manufacturer to maximize the power density of the power supply. A typical power supply consists of a PCB, electronic components, a power transformer and other electromagnetic components, and a sheet metal chassis. The larger components are typically installed on the PCB by means of pin-through-hole assembly where the components are inserted into pre-drilled holes and soldered to electrical circuits on the PCB. Other components can be attached to the PCB by surface mount interconnection technology (SMT) which allows for a reduction in board size since the holes are eliminated and components can be placed on both sides of the board. The Company's US100 series is an example of a product using this manufacturing technology.

PRODUCTS

     Digital Power's "flexibility" concept applies to all of the Company's US, UP/SP, and DP product series. A common printed circuit board is shared by each model in a particular family, resulting in a reduction in parts inventory while allowing for rapid modifiability into thousands of output combinations. The following is a description of the Company's products.

     US50/DP50 SERIES

     The US50 series of power supplies are compact, economical, high efficiency, open frame switchers that deliver up to 50 watts of continuous or 60 watts of peak power from one to four outputs. The 90-264 VAC universal input allows them to be used worldwide without jumper selection. Flexibility options include chassis and cover, power good signal, an isolated V4 output, and UL544 (medical) safety approval. All US50 series units are also available in 12VDC, 24VDC, or 48VDC inputs. This optional DC input unit (DP50 series) maintains the same pin-out, size, and mounting as the US50 series.

     US70/DP70 SERIES

     The US70 series of power supplies is similar to the US50 series, a compact, economical, highly efficient, open frame switcher that delivers up to 65 watts with a 70 watt peak. This unit is offered with one to four outputs, a universal input rated from 90 to 264 VAC, and is only slightly larger than the US50 series. The US70 series is differentiated from competitive offerings by virtue of its smaller size, providing up to four outputs while competitors typically are limited to three outputs. Flexibility options include cover, power good signal, an isolated V4 output, and UL544 (medical) safety approval. The DP70 is the same as the US70 except the input is 48 volts DC. The Company also offers 12 & 24 VDC DC input on this series where the model series changes to DN&DM. This type of product is ideal for low profile systems with the power supply measuring 3.2" x 5" x 1.5".

     US100/DP100 SERIES

     The US100/DP100 is the industry's smallest 100 watt switcher. Measuring only 5" x 3.3" x 1.5", this series delivers up to 100 watts of continuous or 120 watt peak power from one to four outputs. The 90-264VAC universal input allows them to be used worldwide. This product is ideal in applications where OEMs have upgraded their systems, requiring an additional 30-40 watts of output power but being unable to accommodate a larger unit. The US100 fits in the same form factor and does not require any tooling or mechanical changes by the OEM. Flexibility options include a cover and adjustable post regulators on V3 and/or V4 outputs. Fully custom models are also available. All US100 series units are also available with 12VDC, 24VDC, or 48 VDC inputs. This optional DC input unit (DP100) maintains the same pin-out, size, and mounting as the US100 series.

     UP300 SERIES

     The UP300 series are economical, high efficiency, open frame switchers that deliver up to 300 watts of continuous, 325 watt, peak power from one to two outputs. The 115/230VAC auto-selectable input allows them to be used worldwide. On-board EMI filtering is a standard feature. Flexibility options include a cover, power fail/power good signal, and an isolated 2nd output. The UP300 is also available as the SP300 series, which is jumper selectable between 115 and 230VAC and provides the OEM an even more economical solution. This product can be used in network switching systems or other electronic systems where a lot of single output current, such as 5, 12, 24, 48 volt current might be required.

     US250/DP250 SERIES

     The US250 series are economical, high efficiency, open frame switchers that deliver up to 250 watts of continuous or 300 watts of peak power from one to four outputs. The 115/230VAC auto-selectable input allows them to be used worldwide. Flexibility options include cover, power fail/power good signal, enable/inhibit, and an isolated V3 output. All US250 series units are also available with 12VDC,
24VDC, or 48VDC inputs. This optional DC input unit (DP250) maintains the same pin-out, size, and mounting as the US250 series.

     US350 SERIES

     The US350 series is a fully-featured unit that has active power factor correction and was designed to be field-configurable by the Company's international and domestic sales channels. This feature allows the stocking distributor to lower its inventory costs but still maintain the required stock to rapidly provide power supplies with the unique combination of output voltages required by an OEM. This unit delivers 350 watts from one to four outputs modules and meets the total harmonic distortion spec IEC 555.2. The US350 has an on-board EMI filter and operates from 90-264 VAC input. This unit measures 9" x 5" x 2.5" and can operate without any minimum loads and has an optional internal fan and power fail/power good signal.

     US750 SERIES

     The newest product under development by the Company is the US750 series. The US750 is a fully modular power supply measuring 3" x 10.25" x 5" and delivers 750 watts from one to four power outputs. This product can be configured to meet many different applications. It comes with optional N+1 parallelability, hot swapability, frequency synching, power good/power fail, and remote on/off. The Company anticipates that this product will be available for sale during the first quarter of 1997.

     The Company also produces two products designated as the KD series in a 150 watt and 200 watt product. These designs were acquired in 1987 under a licensing agreement with KDK Electronics. They are still offered for sale but are expected to continue to decline as a percentage of Digital's revenues. The licensing agreement with KDK Electronics, as amended, provides that in the event total historical sales of KD products reaches $20 million, then KDK Electronics will be granted a stock option to purchase 100,000 shares of Digital's Common Stock for $3.50 per share with Digital paying the exercise price. Due to changing market conditions, the KD series is expected to be phased out prior to reaching the $20 million sales level. Therefore, no common stock is anticipated to be granted to KDK Electronics under the licensing agreement. In addition, KDK Electronics will be paid a royalty equal to 5% on the first $20 million total sales of the KD series products with the royalty decreasing on sales over that amount. KD products accounted for 23%, 14%, and 9% of revenues in 1994, 1995, and for the six months ended June 30, 1996, respectively. Total cumulative sales of KD products were $14,211,423 as of June 30, 1996.

     VALUE-ADDED SERVICE

     Digital Power offers its customers various types of value-added services, which may include the following additions to its standard product offerings.

     Electrical (power): Paralleled power supplies for (N+1) redundancy, hot swapability, output OR'ing diodes, AC input receptacle with fuse, external EMI filter, on/off switch, cabling and connectors, and battery backup with charger.

     Electrical (control and monitoring): AC power fail detect signal, DC output(s) OK signal, inhibit, output voltage margining, and digital control interface.

     Mechanical:  Custom  hot-plug   chassis   for  (N+1)  redundant
operation, locking handle, cover, and fan.

     These services incorporate one of the Company's base products along with additional enclosures, cable assemblies, and other electronic components to arrive at a power subassembly. This strategy matches perfectly with those OEMS wishing to reduce their vendor base, as the turnkey sub-assembly allows customers to eliminate other vendors.

QUALITY MANAGEMENT METHODS

     Digital Power's emphasis on quality begins with the initial design stage and continues through the production processes to the end product. To execute this strategy, the Company utilizes sophisticated design techniques including computer modeling and computer aided design combined with advanced management methods such as just-in-time (JIT) manufacturing, statistical process control
(SPC), and total quality commitment (TQC). The Company believes that these techniques lower production costs while simultaneously improving production efficiencies and the quality of the end-product.

SAFETY AND REGULATORY AGENCIES

     All of the Company's power supplies meet or exceed established international safety standards including Underwriters Laboratory Incorporated (UL) in the United States; Canadian Standards Associations (CSA) in Canada, or the UL equivalent (cUL); and
Technischer Uberwachungs-Verein (TUV) or Verband Deutscher Electrotechniker (VDE) in Germany. In addition the Company has been site-approved by the British Approval Board for Telecommunications
(BABT) in the United Kingdom. The Company plans to achieve ISO 9001 certification, a European model for quality assurance, by the second quarter of 1997.

SUPPLIERS

     Other than certain fabricated parts such as printed circuit boards and sheet metal chassis which are readily available from many suppliers, the Company uses no custom components. Typically, two suppliers are qualified for every component, with the exception being two line transformers, one manufactured by Tamura and the second one manufactured by Spitznagel. These transformers are designed into three of the Company's products, which products accounted for approximately 10% of the Company's sales in 1995.

MANUFACTURING STRATEGY

     Consistent with its product flexibility strategy, the Company aims to maintain a high degree of flexibility in its manufacturing processes in order to respond to rapidly changing market conditions. With few exceptions, the competitive nature of the power supply industry has placed continual downward pressure on selling prices. In order to achieve low cost manufacturing with a labor-intensive product, manufacturers have the option of automating much of the labor out of their product, or producing their product in a low labor cost environment. Given the high fixed costs of automation and the resistance this places on making major product changes, Digital Power believes that its flexible manufacturing strategy is best achieved through a highly variable cost of operation. In 1986, the Company established a wholly-owned subsidiary in Guadalajara, Mexico to assemble its products. This manufacturing facility performs materials management, sub-assembly, final assembly, and test functions for the majority of the Company's power supply products. In addition, Digital has entered into an agreement with Fortron/Source Corp. to manufacture Digital's products at a facility located in China on a turnkey basis. Purchases from Fortron/Source will be made pursuant to purchase orders and the agreement may be terminated upon 120 days notice. Although the Company has just recently begun to manufacture its products through Fortron/Source, the Company believes that it will be able to produce high volume power supplies through Fortron/Source at a cost lower than at its Guadalajara, Mexico, facility.

SALES, MARKETING AND CUSTOMERS

     Digital Power markets its products domestically through a network of 13 independent manufacturers representatives. Each representative organization is responsible for managing sales in a particular geographic territory. Generally, the representative has exclusive access to all potential customers in the assigned territory and is compensated by commissions at 5% of net sales after the product is shipped, received, and paid for by the customer. Typically, either the Company or the representative organization may terminate the agreement with 30 days written notice.

     In certain territories, the Company has entered into agreements with 28 stocking distributors who buy and resell the Company's products. For the six months ended June 30, 1996, and for the years ended December 31, 1995 and 1994, distributor sales accounted for 38.9%, 39.7%, and 32.4%, respectively, of the Company's total sales. Over this same period, one distributor accounted for 23.1%, 27%, and 16%, respectively, of total sales. In addition, international sales through stocking distributors accounted for less than 5% of the Company's sales. In general, the agreements with stocking distributors are subject to annual renewal and may be terminated upon 90 day's written notice. Although these agreements may be terminated by either party in the event a stocking distributor decides to terminate its agreement with the Company, the Company believes that it would be able to continue the sale of its products through direct sales to the customers of the stocking distributor. Further, and in general, stocking distributors are eligible to return 25% of their previous six-month's sales for stock rotation. For the past three years, stock rotations have not exceeded one percent of total sales.

     The Company has also entered into agreements with three private label customers who buy and resell the Company's products. Under these agreements, the Company sells its products to the private label company who then resells the products with its label to its customers. The Company believes that these private label agreements expand its market by offering the customer a second source for the Company's products. The private label agreements may be terminated by either party. Further, the private label agreement requires that any product subject to a private label be available for 5 years. For the six months ended June 30, 1996, and for the years ended December 31, 1995 and 1994, private label sales accounted for 8.4%, 10.2%, and 7.8%, respectively, of total sales.

     The Company's promotional efforts to date have included product data sheets, feature articles in trade periodicals, and trade shows. Part of the proceeds raised hereby will be used for future promotional activities, including space advertising in industry-specific publications, a full line product catalog, application notes, and direct mail to an industry-specific mail list.

     The Company's products are warranted to be free of defects for a period ranging from one to two years from date of shipment. No significant warranty returns have been experienced. As of June 30, 1996, the Company's warranty reserve was $149,125.

BREAKDOWN OF PRODUCT MARKET

     The table below sets forth the percentage of Digital Power's revenues generated by particular market segments served by Digital Power's customers, and indicates representative customers within those market segments.

PRODUCT OR MARKET SERVED BY CUSTOMER      PERCENTAGE OF REVENUES     REPRESENTATIVE CUSTOMERS
Communications                                 28%                   Westinghouse
                                                                     STM Wireless
                                                                     Stanford Telecommunications
                                                                     Multipoint Networks
                                                                     ADC
                                                                     AT&T
Network Switches, Routers, Hubs                24%                   Bay Networks
                                                                     Ascend Communications
                                                                     Digital Link
                                                                     Whitetree
                                                                     3COM
Computer Peripheral/Mass Storage               12%                   Storage Dimensions
                                                                     Motorola
Photography/Visual Equipment                   9%                    N View
                                                                     Photometrics
                                                                     Optivision
Semiconductor Mfg. Equipment                   7%                    Applied Materials
                                                                     Asyst Technologies
Enclosures                                     6%                    Elma
                                                                     Sigma/Trimm
Broadcast Equipment                            5%                    Leitch Video
Office Automation                              4%                    Quartet Ovonics
                                                                     Patapsco
Medical Equipment                              3%                    OEC Diasonics
Test Equipment                                 2%                    Analogic
                                                                     Orion Instruments

BACKLOG

     Digital Power typically does not build finished goods for stock. Upon receipt of a purchase order from a customer, a work order is issued to the Company's production department to build a specified quantity of a model to be delivered on a specified shipment date. Backlog consists of purchase orders on-hand generally having a scheduled delivery date within the next six months. The Company's backlog was $5,810,098 at June 30, 1996, and $3,276,498 at December 31, 1995. Variations in the magnitude and duration of purchase orders received by the Company and customer delivery requirements may result in substantial fluctuations in backlog from period to period. Although the Company may have a binding purchase order, customers may cancel or reschedule deliveries and backlog may not be a meaningful indicator of future financial results.

COMPETITION

     The merchant power supply manufacturing industry is highly fragmented and serviced by approximately 400 competitors worldwide. Many of the Company's competitors are located in low cost environments where they may have advantages in terms of labor and component costs. In addition, they may offer products comparable in quality to those of Digital Power and have significantly greater financial and marketing resources. Representative examples of the Company's competitors are Computer Products, Inc., ASTEC America, Zytec Corporation, and Lambda Electronics. The Company believes it has a competitive position with its targeted customers who need a high-quality, compact product which can be readily modified to meet the customer's unique requirements. To remain competitive, the Company must continue to offer innovative products at competitive prices while demonstrating flexibility in meeting the customer's requirements for rapid time-to-market.

RESEARCH AND DEVELOPMENT

     The Company's research and development efforts are primarily directed toward the development of new standard power supply platforms which may be readily modified to provide a broad array of individual models. Improvements are constantly sought in power density, modifiability, and efficiency, while the Company attempts to anticipate changing market demands for increased functionality, such as PFC and improved EMI filtering. Internal research is supplemented through the utilization of consultants who specialize in various areas, including component and materials engineering, and electromagnetic design enhancements to improve efficiency, while reducing the cost and size of the Company's products. Product development is performed at Digital Power's headquarters in California by three engineers who are supported and assisted by five technicians. The Company's total expenditures for research and development were $408,966, $481,475, and $314,659 for the years ended December 31, 1994, 1995, and the six month period ended June 30, 1996, respectively, and represented 6.54%, 4.8%, and 4.8% of the Company's total revenues for the corresponding periods.

EMPLOYEES

     As of June 30, 1996, the Company had approximately 345 full-time employees with 300 of these employed at its wholly-owned subsidiary Poder Digital located in Guadalajara, Mexico. The employees of Digital Power's Mexican operation are members of a national labor union, as are most employees of Mexican companies. The Company has not experienced any work stoppages at either of its facilities and believes its employee relations are good.

FACILITIES

     The Company's headquarters are located in approximately 9,500 square feet of leased office, research and development space in Fremont, California. The Company pays $5,890 per month, subject to adjustment, and the lease expires on January 31, 2001. The Company's manufacturing facility is located in 16,000 square feet of leased space in Guadalajara, Mexico. The Company pays approximately $3,500 per month, subject to adjustment, and the lease expires in February, 2001. The Company believes that its existing facilities are adequate for the foreseeable future and has no plans to expand them.

LEGAL PROCEEDINGS

     The Company knows of no material litigation or claims pending, threatened, or contemplated to which the Company is or may become a party.


                             MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The names and ages of the Executive Officers and Directors of the Company as of September 30, 1996, and certain information about such persons, are set forth below. The Company's Bylaws provide for a Board of Directors of not less than five nor more than nine members, with the actual number to be set by resolution of the Board. Each of the Company's Directors is elected at the annual meeting of shareholders of the Company and serves until the next annual meeting until such person's successor is elected and qualified, or until such person's earlier death, resignation, or removal.

     As part of the Underwriting Agreement, the Underwriters shall have the option to designate a member to the Board of Directors, or, at the Underwriters' option, designate an individual to attend the Board's meetings for a period of five years. At this time, the Underwriters have not indicated whether they intend to exercise such right. See "Underwriting."

     Executive Officers are appointed by, and serve at the discretion of, the Board of Directors. Except as discussed below, the Company has no employment agreements with any of its Executive Officers or Directors. The Company has not paid any fees or other remuneration to the Directors for their services as Directors. The Directors do, however, receive stock options and Warrants from the Company for their services. In August of 1996, each Director received Warrants to purchase 20,000 shares of Common Stock at $5.00 per share for services as a Director. See "Principal and Selling Stockholders and Warrantholders." The Company has agreed to register the Common Stock underlying such options and Warrants. No family relationship exists between any of the Officers or Directors.



Name                          Age           Position

Edward L. Lammerding          66            Chairman of the Board
Philip M. Lee                 72            Director
Thomas W. O'Neil, Jr.         67            Director
Robert O. Smith               52            Director, Chief Executive
                                            Officer, and President
Claude Adkins                 54            Director, Executive Vice President,
                                            and Vice President-Engineering
Philip G. Swany               46            Chief Financial Officer and
                                            Vice President-Finance


BACKGROUND OF EXECUTIVE OFFICERS AND DIRECTORS.

EDWARD L. LAMMERDING. Mr. Lammerding is Chairman of the Board of the Company and has been a Director since 1989. Since November, 1995, Mr. Lammerding has also served as Chairman of the Board of 3Net Systems, and since 1983 he has served as Chairman of the Board of Sierra Resources Corporation, a venture capital investment firm. Currently, Mr. Lammerding is serving as a director or trustee of three other organizations, including Public Affairs Information, Inc., a legislative bill reporting service, Unicube U.S.A., Inc., a hospital curtain manufacturer, and Fulton Water Co., a domestic water supply company. Mr. Lammerding also serves on the board of the California State Lottery Commission, St. Mary's College, and the Marine Corps Historical Foundation. Mr. Lammerding received an A.B. in Economics from St. Mary's College.

PHILIP  M.  LEE.   Mr.  Lee  has served as a Director of the Company
since 1991. He has over 40 years experience in supermarket management and is a general partner of J & P Properties, a real estate management and investment company. Mr. Lee is also a director of Sierra Resources Corporation. He received a certificate in management from American River College.

THOMAS W. O'NEIL, JR. Mr. O'Neil has served as a Director of the Company since 1991. He is a certified public accountant and has been a partner of Schultze, Wallace and O'Neil, CPAs, since 1991. Mr. O'Neil is a retired partner of KPMG Peat Marwick. Mr. O'Neil is also a director of the California Exposition and State Fair, Chairman of the Board of the Regional Credit Association, and a director of 3Net Systems, Inc.

ROBERT O. SMITH. Mr. Smith joined the Company in November 1989 as its Chief Executive Officer and as a Director, and in May 1996 he was also made President of the Company. From 1980 through 1989, Mr. Smith held various executive positions with Computer Products, Inc., a manufacturer of power conversion products and industrial automation systems (including positions as Vice President/Group Controller of the Power Conversion Group, General Manager of the Compower Division, and President of the Boschert subsidiary). From 1978 to 1980, Mr. Smith was Cost Accounting Manager at Harris Computer Systems. Mr. Smith received a B.S. in Business Administration from the Ohio University and completed numerous courses in the M.B.A. program at Kent State University.

CLAUDE ADKINS. Mr. Adkins was the Company's President from September 1987 to May 1996, and Executive Vice President and Vice President of Engineering from May 1996 to the present. Mr. Adkins has been responsible for marketing power supplies and for new product development for the Company since the inception of the power supply line of products. From August 1975 to January 1978, Mr. Adkins was a technical sales representative for Richards Associates, a manufacturer's representative organization in San Jose, California. He received an A.A. degree from El Camino Junior College, and a B.S. degree in Industrial Technology and Electronics from California State University at Long Beach.

PHILIP G. SWANY. Mr. Swany joined the Company as its Controller in 1981. In February 1992, he left the Company to serve as the Controller for Crystal Graphics, Inc., a 3-D graphics software development company. In September 1995, Mr. Swany returned to the Company where he was made Vice President-Finance. In May 1996, he was named Chief Financial Officer and Secretary of the Company. Mr. Swany received a B.S. degree in Business Administration - Accounting from Menlo College, and attended graduate courses in business administration at the University of Colorado.

COMMITTEES OF THE BOARD.

     The Board has an Audit Committee and a Compensation Committee. The Audit Committee consists of Messrs. Lammerding and O'Neil, and the Compensation Committee consists of Messrs. O'Neil and Lee.

     The primary functions of the Audit Committee are to review the scope and results of audits by the Company's independent auditors, the Company's internal accounting controls, the non-audit services performed by the independent accountants, and the cost of accounting services.

     The Compensation Committee administers the Company's 1996 Stock Option Plan and approves compensation, remuneration, and incentive arrangements for officers and employees of the Company.

EXECUTIVE COMPENSATION.

     The following table sets forth the Compensation of the Company's president and chief executive officer during the past three years. No other officer received annual compensation in excess of $100,000.

                      SUMMARY COMPENSATION TABLE

                                                                           Long Term Compensation

                                Annual Compensation                             Awards          Payouts
                                                                                Securities                  All Other
Name and                                     Other Annual          Restricted   Underlying       LTIP     Compensation
Principal Position  Year       Salary ($)    Compensation ($)      Stock        Options (#)      Payouts
                                                                   Award(s)                        ($)
                                                                   ($)

Robert O. Smith    1995        $ 105,000           $0               $0            0               $0           $0
President and CEO  1994        $ 100,000           $0               $0            0               $0           $0
                   1993        $ 100,000           $0               $0          104,922(1)        $0           $0

(1) During fiscal year 1993, Mr. Smith received a ten year option to acquire 104,922 shares of Common Stock at $.50 per
        share.   During  fiscal  year 1996, Mr. Smith exercised  his
        option to acquire 8,022 shares of Common Stock.

     The  Company and Mr. Smith entered  into  an
employment  contract which terminates on December
31,  1999.   Under   the  terms  of  Mr.  Smith's
employment contract, Mr.  Smith  shall  serve  as
president  and  chief  executive  officer  of the
Company  and  his  salary  shall  be $150,000 per
annum effective January 1, 1997, increasing in an
amount  to  be  determined by Mr. Smith  and  the
Board such that Mr.  Smith shall receive $200,000
per  annum  by  January  1,  1999.   Mr.  Smith's
current   salary  for  1996  is   $110,000.    In
addition, pursuant  to  Mr.  Smith's contract, he
shall  have  the right to receive  on  the  first
business day of  each  January during the term of
his contract options to acquire 100,000 shares of
Common Stock at the market value as of such date.
Finally,  pursuant  to  Mr.   Smith's  employment
contract, in the event there is a change in control, Mr. Smith shall be granted a five year consulting contract at $200,000 per year.

LIMITATION   OF   LIABILITY  AND  INDEMNIFICATION
MATTERS

     Sections  204  and  317  of  the  California
General Corporation Law permit indemnification of
directors,    officers,    and    employees    of
corporations under  certain conditions subject to
certain limitations.   Article V of the Company's
Amended  and Restated Articles  of  Incorporation
states   that    the    Company    may    provide
indemnification  of  its  agents,  including  its
officers and directors, for breach of duty to the
Company   in   excess   of   the  indemnification
otherwise  permitted  by  Section   317   of  the
Corporations  Code,  subject  to  the  limits set
forth  in  Section 204 of the Corporations  Code.
Article  VI  of  the  Bylaws  provides  that  the
Company shall,  to  the maximum extent and in the
manner  permitted  in  the   Corporations   Code,
indemnify  each  of  its  agents,  including  its
officers   and   directors,   against   expenses,
judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any such person is or was an agent of the Company.

     Pursuant  to  Section  317 of the California
Corporations Code, the Company  is  empowered  to
indemnify  any person who was or is a party or is
threatened to  be  made a party to any proceeding
(other than an action  by  or in the right of the
Company to procure a judgment  in  its  favor) by
reason of the fact that such person is or  was an
officer,  director,  employee, or other agent  of
the   Company   or   its  subsidiaries,   against
expenses,  judgments,  fines,   settlements,  and
other amounts actually and reasonably incurred in
connection with such proceeding,  if  such person
acted  in good faith and in a manner such  person
reasonably  believed  to be in the best interests
of the Company and, in  the  case  of  a criminal
proceeding,  the Company has no reasonable  cause
to  believe  the   conduct  of  such  person  was
unlawful.    In   addition,   the   Company   may
indemnify, subject  to  certain  exceptions,  any
person  who was or is a party or is threatened to
be made a  party  to  any threatened, pending, or
completed  action  by or  in  the  right  of  the
Company to procure a  judgment  in  its  favor by
reason of the fact that such person is or  was an
officer,  director,  employee, or other agent  of
the Company or its subsidiaries, against expenses
actually and reasonably  incurred  by such person
in  connection with the defense or settlement  of
such  action  if  such person acted in good faith
and in a manner such person believed to be in the
best   interest   of   the    Company   and   its
shareholders.  The Company may  advance  expenses
incurred  in  defending  any proceeding prior  to
final disposition upon receipt  of an undertaking
by the agent, officer, director,  or  employee to
repay that amount if it shall be determined  that
the  agent  is not entitled to indemnification as
authorized by  Section  317.   In  addition,  the
Company is permitted to indemnify its agents in excess of Section 317.

     Insofar as  indemnification  for liabilities
arising under the Securities Act may be permitted
to  directors, officers, and controlling  persons
of  the   Company   pursuant   to  the  foregoing
provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

STOCK PLANS

     EMPLOYEE  STOCK  PURCHASE PLAN.  The Company
adopted an Employee Stock Ownership Plan ("ESOP")
in  conformity with ERISA  requirements.   As  of
September   30,  1996,  the  ESOP  owns,  in  the
aggregate, 173,333 shares of the Company's Common
Stock.  In June  1996,  the  ESOP  entered into a
$500,000  loan  with  San Jose National  bank  to
finance the purchase of  shares.  The Company has
guaranteed the repayment of  the  loan, and it is
intended that Company contributions  to  the ESOP
will   be   used   to  pay  off  the  loan.   See
"Management's  Discussion   and  Analysis."   The
Company intends to make a monthly contribution of approximately $10,750 per month to the ESOP. All employees of the Company participate in the ESOP on the basis of level of compensation and length of service. Participation in the ESOP is subject to vesting over a six-year period. The shares of the Company's Common Stock owned by the ESOP are voted by the ESOP trustees. Mr. Smith, President and Chief Executive Officer of the Company, is one of two trustees of the ESOP.

     1996  STOCK OPTION PLAN.   The  Company  has
established  a  1996 Stock Option Plan (the "1996
Plan").  The purpose  of  the  1996  Plan  is  to
encourage stock ownership by employees, officers,
and  directors  of  the  Company  to  give them a
greater personal interest in the success  of  the
business  and  to  provide  an added incentive to
continue  to advance in their  employment  by  or
service to  the  Company.   A  total  of  513,000
shares  of  Common  Stock  are  authorized  to be
issued  under  the  Plan, of which 275,500 shares
have been issued pursuant  to the 1996 Plan at an
exercise price of $1.80 per share.  In connection
with  the  issuance  of  the stock  options,  the
Company  obtained a letter  from  its  investment
banker that the value of the stock options do not
exceed $1.80  per  share.   The  stock options to
acquire 275,500 shares vest after two years.  The
1996 Plan provides for the grant of  incentive or
non-statutory stock options.  The exercise  price
of  any  incentive stock option granted under the
1996 Plan  may  not be less than 100% of the fair
market value of the  Common  Stock of the Company
on the date of grant.  The fair  market value for
which an optionee may be granted incentive  stock
options  in  any  calendar  year  may  not exceed
$100,000.   Shares  subject to options under  the
1996  Plan  may be purchased  for  cash.   Unless
otherwise  provided   by  the  Board,  an  option
granted under the 1996  Plan  is  exercisable for
ten years.  The 1996 Plan is administered  by the
Compensation  Committee  which has discretion  to
determine optionees, the number  of  shares to be
covered  by  each  option, the exercise schedule,
and other terms of the  options.   The  1996 Plan
may be amended, suspended, or terminated  by  the
Board, but no such action may impair rights under
a  previously  granted  option.   Each  option is
exercisable, during the lifetime of the optionee,
only so long as the optionee remains employed  by
the  Company.   No option is transferrable by the
optionee  other than  by  will  or  the  laws  of
descent and  distribution.   Pursuant to the 1996
Plan, Messrs. Smith, Adkins, and Swany received options to acquire 61,500, 29,500, and 24,250 shares of Common Stock, respectively.

401(K) PLAN

     The  Company  has  adopted  a  tax-qualified
employee savings and retirement plan (the "401(k)
Plan"),   which  generally  covers  all  of   the
Company's full-time  employees.   Pursuant to the
401(k)   Plan,   employees   may  make  voluntary
contributions to the 401(k) Plan  up to a maximum
of  six percent of eligible compensation.   These
deferred  amounts  are  contributed to the 401(k)
Plan.   The  401(k) Plan permits,  but  does  not
require,   additional    matching   and   Company
contributions  on  behalf of  Plan  participants.
The Company matches  contributions at the rate of
$.25 for each $1.00 contributed.  The Company can
also  make  discretionary   contributions.    The
401(k) Plan is intended to qualify under Sections
401(k) and 401(a) of the Internal Revenue Code of
1986,   as  amended.   Contributions  to  such  a
qualified plan are deductible to the Company when
made and neither the contributions nor the income
earned on  those contributions is taxable to Plan
participants  until  withdrawn.   All 401(k) Plan
contributions are credited to separate accounts maintained in trust.

              CERTAIN TRANSACTIONS

SIERRA RESOURCES CORPORATION

     Sierra Resources  Corporation  is  a venture
capital   company   registered   as   a  business
development company under the Securities  Act  of
1933.   Edward  L.  Lammerding,  Chairman  of the
Company,  is  the  founder  of  Sierra  Resources
Corporation  and,  since 1983, has served as  its
chairman   of   the  board.    Sierra   Resources
Corporation is a  principal  shareholder  of  the
Company.  Previously, but not within the past two
fiscal  years,  Sierra Resources has assisted the
Company in financing  through  loans.   In August
1996,  Sierra  Resources  received  Warrants   to
purchase 100,000 shares of common stock at $5.00 per share for providing certain administrative and financial advice to the Company.

         PRINCIPAL  AND SELLING STOCKHOLDERS  AND
WARRANTHOLDERS

     The  following  table   sets  forth  certain
information   with  respect  to  the   beneficial
ownership of the  Company's  Common  Stock  as of
September  30,  1996,  and as adjusted to reflect
the  sale  of  the Common Stock  offered  by  the
Company and the  Selling  Stockholders,  for  (i)
each director, (ii) all directors and officers of
the  Company  as a group, (iii) each person known
to the Company  to  own beneficially five percent
(5%)  or more of the outstanding  shares  of  the
Company's   Common  Stock,  and  (iv)  all  other
Selling Stockholders.


                                     Shares Beneficially Owned                   Shares Beneficially Owned
                                       Prior To Offering(1)                        After Offering(2)

Name of Selling Shareholder    Number             Percent       Shares To Be  Number       Percent
                                                                Sold
Edward L. Lammerding
629 J Street
Sacramento, CA 95814           422,131(3)          24.4         40,136        381,995       15.3

Philip M. Lee
41920 Christy Street
Fremont, CA 94538              410,178(4)          23.7          6,000        404,178       15.0

Thomas W. O'Neil, Jr.
455 Capitol Mall
Sacramento, CA  95814           63,100(5)           3.9         14,600         48,500        2.0

Robert O. Smith
41920 Christy Street
Fremont, CA  94538             154,400(6)           8.8         10,000        144,400        5.8

Claude Adkins
41920 Christy Street
Fremont, CA  94538             136,500(7)           5.7         15,000        121,500        5.0

Alaric Corporation                 10,500             *          5,500          5,000        *

Callopy, Christine N.               2,000             *            600          1,400        *

Castillo, Joaquin                   4,000             *          2,000          2,000        *

Davis, Devere J. & Lois M.          9,700             *          1,000          8,700        *

Flores, Louis                      48,700           2.9         20,000         28,700        1.2

Gong, Sherman                       3,000             *          1,000          2,000        *

Greenslate, Norman C. & Dolores     6,300             *          2,000          4,300        *

Harris, Patricia A.                 2,000             *            500          1,500        *

Haug, Bruce                         1,500             *          1,500              0        0

Kai, Jimmy T.                       6,500             *          1,900          4,600        *

Lammerding Assoceights (A & S
Part)                           27,766(8)           1.6          9,366         18,400        *

Lammerding, Claire M.            2,000(8)             *            600          1,400        *

Lammerding, Jerome C.            2,000(8)             *            600          1,400        *

Lammerding, Joseph E.            2,000(8)             *            600          1,400        *

Lammerding, Mary C.              2,000(8)             *            600          1,400        *

Lee Family Trust                   86,266           5.1         30,266         56,000        2.3

Lucas, David                        8,000             *          3,000          5,000        *

Marquez, Jose                      72,200           5.0         10,000         62,200        2.5

Moore, Elizabeth                   63,366           3.7         20,366         43,000        1.8

Muir, Sharon                        2,700             *          2,700              0          0

Mulhern, Iva Trust                 17,933           1.0          6,933         11,000          *

Mulhern, James M.                  17,933           1.0          6,933         11,000          *

Old Timers, Ltd.                   18,700           1.1          6,000         12,700          *

Retzer, William K. & Mary J.       62,500           3.7         16,500         46,000        1.9

Rushford Hintz, Florence              750             *            750              0          0
Catherine

Rushford, Daniel Lee                  750             *            750              0          0

Rushford, James William               750             *            750              0          0

Rushford, Michael Dennis              750             *            750              0          0

Sierra Resources Corp.            180,412          10.6          1,800        178,612        7.3

Skinner, Marjorie V.                7,200             *          2,200          5,000          *

Takehara, Kenji                     6,300             *          3,000          3,300          *

Takehara, Rusby F.                  6,300             *          3,000          3,300          *

Taricco, Richard P. & Peggy L. T.   5,700             *            800          4,900          *

Officers and Directors as a group
(6 persons)                       904,897(9)       45.0        117,802        787,095       28.5

Footnotes to table:

*    Less than 1%.

(1)  The persons  named  in  the  table have sole
     voting and investment power with  respect to
     all   of   the   Common   Stock   shown   as
     beneficially   owned  by  them,  subject  to
     community property laws where applicable and the information contained in the footnotes to the table.

(2) Assuming no exercise of the Underwriters' over-allotment option.

(3)  Includes  27,500 shares subject  to  options
     and Warrants  exercisable  within  60  days.
     Also  includes  180,412  shares  and 100,000
     shares   subject   to  Warrants  exercisable
     within  60 days owned  by  Sierra  Resources
     Corporation   of  which  Mr.  Lammerding  is
     president and chairman of the board and has dispositive and voting power.

(4)  Includes  27,500 shares subject  to  options
     and Warrants  exercisable  within  60  days.
     Also includes 86,266 shares held by a family
     trust  for which Mr. Lee serves as a trustee
     and  180,412   shares   and  100,000  shares
     subject  to Warrants exercisable  within  60
     days held by Sierra Resources Corporation for which Mr. Lee serves as a director and has dispositive and voting power.

(5) Includes 27,500 shares subject to options and Warrants exercisable within 60 days.

(6) Includes 154,400 shares subject to options and Warrants exercisable within 60 days.

(7) Includes 57,500 shares subject to options and Warrants exercisable within 60 days.

(8) Represents shares to Mr. Lammerding's adult children and shares of a family corporation to which Mr. Lammerding disclaims beneficial ownership.

(9) Includes a total of 409,400 shares subject to options and Warrants exercisable within 60 days.

     The   following  table  sets  forth  certain
information   with   respect  to  the  beneficial
ownership  of  the  Company's   Warrants   as  of
September  30,  1996,  and as adjusted to reflect
the sale of the Warrants  offered  by the Company
and  the Selling Stockholders, for each  director
and  all   other   selling  Warrantholders.   The
selling Warrantholders may sell all or none of their Warrants.


                                                    Warrants Beneficially Owned
                        Warrants Beneficially Owned
                         Prior  to  Offering(1)
                                                          After Offering(2)

                                                          Warrants
Name of Warrantholder  Number               Percent       to be Sold      Number              Percent
Edward L. Lammerding
629 J Street
Sacramento, CA  95814  120,000(3)            60.0          20,000         100,000              0

Philip M. Lee
41920 Christy Street
Fremont, CA  94538     120,000(3)            60.0          20,000         100,000              0

Thomas W. O'Neil
455 Capitol Mall
Sacramento, CA  95814      20,000            10.0          20,000               0              0

Robert O. Smith
41920 Christy Street
Fremont, CA  94538         20,000            10.0          20,000               0              0

Claude Adkins
41920 Christy Street
Fremont, CA  94538         20,000            10.0          20,000               0              0

Sierra Resources Corp.    100,000            50.0         100,000               0              0

Footnotes to table:

(1)   The  persons named in the table  have  sole
      voting and investment power with respect to
      all  of   the   Common   Stock   shown   as
      beneficially  owned  by  them,  subject  to
      community  property  laws  where applicable
      and  the  information  contained   in   the
      footnotes to the table.

(2) Assuming no exercise of the Underwriters' over-allotment option.

(3)   Includes Warrants to acquire 100,000 shares
      of Common Stock  owned  by Sierra Resources
      Corporation  for  which Messrs.  Lammerding
      and  Lee  are  directors   and   may   have
      dispositive and voting power.


                       DESCRIPTION OF SECURITIES

     The  Company's  authorized capital stock
consists  of  10,000,000   shares  of  Common
Stock, no par value, and 2,000,000  shares of
Preferred  Stock,  no par value.  As of  June
30,  1996, there were  outstanding  1,603,275
shares of Common Stock held of record by stockholders and no shares of Preferred Stock outstanding.

COMMON STOCK

     Each stockholder is entitled to one vote
for  each share of Common Stock held  on  all
matters  submitted to a vote of stockholders.
Each holder  of Common Stock has the right to
cumulate his votes,  which  means  each share
shall have the number of votes equal  to  the
number  of directors to be elected and all of
which votes  may be cast for any one nominee.
Subject to such  preferences  as may apply to
any Preferred Stock outstanding  at the time,
the holders of outstanding shares  of  Common
Stock  are entitled to receive dividends  out
of assets  legally available therefor at such
times and in  such  amounts  as  the Board of
Directors  may  from  time to time determine.
The   Common   Stock  is  not   entitled   to
preemptive  rights  and  is  not  subject  to
conversion   or    redemption.     Upon   the
liquidation,  dissolution, or winding  up  of
the Company, the  holders of Common Stock and
any participating Preferred Stock outstanding
at  that  time would  be  entitled  to  share
ratably in  all  assets  remaining  after the
payment of liabilities and the payment of any
liquidation preferences with respect  to  any
outstanding     Preferred     Stock.     Each
outstanding share of Common Stock now is, and all shares of Common Stock that will be outstanding after completion of the offering will be, fully paid and non-assessable.

PREFERRED STOCK

     The  Board  of Directors is  authorized,
subject  to  any  limitations  prescribed  by
California law, to  provide  for the issuance
of shares of Preferred Stock in  one  or more
series,  to  establish from time to time  the
number of shares  to be included in each such
series,  to  fix  the  powers,  designations,
preferences, and rights of the shares of each
wholly-unissued      series      and      any
qualifications, limitations,  or restrictions
thereon,  and  to  increase  or decrease  the
number of shares of any such series  (but not
below  the  number  of  shares of such series
then outstanding) without any further vote or
action  by the stockholders.   The  Board  of
Directors   may  authorize  the  issuance  of
Preferred Stock  with  voting  or  conversion
rights that could adversely affect the voting
power  or  other  rights  of  the holders  of
Common   Stock.    Thus,   the  issuance   of
Preferred  Stock  may  have  the   effect  of
delaying, deterring, or preventing a change in control of the Company. The Company has no current plans to issue any shares of Preferred Stock.

WARRANTS

     The Company is offering 500,000 Warrants
at a price of $.125 per Warrant entitling the
holder   of   each   Warrant   to   purchase,
commencing during a three-year period from the effective date of this Prospectus, a share of Common Stock at an exercise price of $5.00 per share. The Company shall have the right to call each Warrant for redemption upon not less than thirty (30) days written notice for a redemption price of $.125 per Warrant provided that the closing bid price of the Common Stock has been at least $6.00 per share for thirty (30) consecutive trading days ending within three (3) trading days of the date on which notice of redemption is given.

     Further, the Company has issued Warrants
to purchase 200,000 shares, in the aggregate,
to its Directors  and  an  affiliate  of  the
Company.   The  Warrants  have the same term,
exercise   price,   and   are   subject    to
redemption, as the Warrants offered through this offering.

       In addition,  the  Underwriters  shall
receive      Warrants      ("Representatives'
Warrants") which shall entitle  the holder to
purchase  an aggregate of 100,000  shares  of
Common Stock and 50,000 Warrants, similar but
not  identical   to,   the   Warrants.    The
Representatives' Warrants are not exercisable for a one year period. See "Underwriting."

STOCK OPTIONS

     In  addition  to  the  stock  options to
purchase   275,500  shares  of  Common  Stock
issued pursuant to the 1996 Plan, the Company
issued options  in  1993  to purchase 237,500
shares  of Common Stock at $1.80  per  share.
The options expire in 2003 and were issued to
employees  and  directors of the Company.  Of
the  options  to  purchase   237,500  shares,
options   to  purchase  178,125  shares   are
immediately exercisable and the remaining options to purchase 59,375 vest in May 1997.

     In addition, Mr. Smith was issued an option in 1993 that expires in 2003 to acquire 104,922 shares of Common Stock at $0.50 per share of which 96,900 options are currently outstanding.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the
Company's  Common  Stock   and   Warrants  is
American Securities Transfer, Inc., located at 1825 Lawrence Street, Suite 444, Denver,
Colorado, 80202-1817, phone number (303) 298-
5370.

       SHARES ELIGIBLE FOR FUTURE SALE

     Sales of a substantial  number of shares
of the Company's Common Stock  in  the public
market  could  have  the effect of depressing
the prevailing market  price  of  its  Common
Stock.  Upon the completion of the offerings,
the  Company  will have outstanding 2,353,275
shares of Common Stock.  Of these shares, the
1,000,000 shares sold in the offering will be
freely transferable  without  restriction  or
further registration under the Securities Act
of   1933   (the   "Securities  Act")  unless
purchased by "affiliates"  of  the Company as
that  term  is  defined  in Rule 144  of  the
Securities Act ("Affiliates"),  which  shares
will be subject to the resale limitations  of
Rule  144  adopted  under the Securities Act.
Of  the  other  shares outstanding  upon  the
completion of the  offering, 1,353,275 shares
will be "restricted  securities" as that term
is  defined  under  Rule   144   ("Restricted
Shares").  Restricted Shares may be  sold  in
the  public  market  only if registered or if
they   qualify   for   an   exemption    from
registration under Rule 144 promulgated under
the  Securities Act, which rule is summarized
below.    As  a  result  of  the  contractual
restrictions   described   below,   and   the
provisions  of  Rule  144,  additional shares
will be available and eligible  for  sale  in
the  public market as follows:  (i) 1,272,458
currently  outstanding shares upon expiration
of lock-up agreements  12  months  after  the
date   of  this  Prospectus,  (ii)  1,459,900
additional shares issuable upon the exercise of stock options and Warrants, to the extent exercisable as of such date, and (iii) 80,817 currently outstanding shares from time to time thereafter pursuant to Rule 144.

     Certain stockholders of the Company have
entered  into  lock-up  agreements  with  the
representative  of the Underwriters providing
that, with certain  limited  exceptions, such
stockholders  will not offer, sell,  contract
to sell, grant  an option to purchase, make a
short sale, or otherwise dispose of or engage
in any hedging or  other  transaction that is
designed or reasonably expected  to lead to a
disposition of any shares of Common Stock for
a period of 12 months after the date  of this
Prospectus  without the prior written consent
of Werbel-Roth  Securities,  Inc.  Other than
(i)   the  1,000,000  shares  being   offered
hereby, (ii) 1,459,900 shares subject to stock options and Warrants, and (iii) 80,817 shares owned by holders owning 5,000 or less shares of Common Stock as of the date of this Prospectus, no shares of Common Stock of the Company will be eligible for immediate sale in the public market until the expiration of the 12 month lock-up agreement with the representative of the Underwriters. Werbel-
Roth Securities, Inc., may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements.

     In general, under Rule 144  as currently
in effect, a person (or persons whose  shares
are  aggregated)  who  has beneficially owned
Restricted Shares for at least two years will
be entitled to sell in any three-month period
a number of shares that  does  not exceed the
greater  of  (i)  1%  of the then outstanding
shares   of   the  Company's   Common   Stock
(approximately   23,532   shares  immediately
after  the  offering),  or (ii)  the  average
weekly trading volume of the Company's Common
Stock  in the NASDAQ SmallCap  Market  during
the four calendar weeks immediately preceding
the date on which notice of the sale is filed
with the  Commission.  Such sales pursuant to
Rule 144 are  subject to certain requirements
relating  to  manner  of  sale,  notice,  and
availability of  current  public  information
about   the  Company.   The  Commission   has
recently proposed to reduce the two year holding periods under Rule 144 to one year.
If enacted, such modification will have a material effect on the timing of when certain shares of Common Stock become eligible for resale.

     Prior to the offerings,  there  has been
no public market for the Common Stock  of the
Company,  and  no predictions can be made  of
the  effect,  if  any,   that   the  sale  or
availability for sale of shares of additional
Common Stock will have on the trading price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could adversely affect the trading price of the Common Stock, and could impair the Company's future ability to raise capital through an offering of its equity securities. See "Description of Securities."

                             UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their representative, Werbel-Roth Securities,
Inc., have severally agreed to purchase from the Company and the Selling Stockholders the following respective numbers of shares of Common Stock and Warrants at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

UNDERWRITERS                   NUMBER OF SHARES          NUMBER OF WARRANTS

Werbel-Roth Securities, Inc.

Total                             1,000,000                   500,000


     The Underwriting Agreement provides that
the   obligations  of  the  Underwriters  are
subject  to  certain conditions precedent and
that  the  Underwriters   will  purchase  all
shares of Common Stock and Warrants offered hereby if any of such shares or Warrants are purchased.

     The Company and the Selling Stockholders
have  been  advised  by the representative of
the   Underwriters  that   the   Underwriters
propose  to  offer the shares of Common Stock
and Warrants to  the  public  at  the initial
public offering prices set forth on the cover
page   of  this  Prospectus  and  to  certain
dealers  at  such price less a concession not
in excess of $______  per  share  and $______
per Warrant.  The Underwriters may allow, and
such  dealers may re-allow, a concession  not
in excess  of  $______ per share and $_______
per Warrant to certain  other dealers.  After
the  initial  public  offering,   the  public
offering price and other selling terms may be
changed   by   the   representative   of  the
Underwriters.    Further,   the  Company  has
agreed to reimburse the Underwriters on a non-accountable basis for their expenses in the amount of 3% of the gross proceeds from the offering.

     At  the  closing  of  the sale of Shares
being offered hereby, the Company  will  sell
to    the    Underwriters    Representatives'
Warrants,    for    nominal    consideration,
entitling  the  Underwriters  to purchase  an
aggregate of 100,000 shares of  Common  Stock
and   50,000   Warrants,   similar   but  not
identical     to,    the    Warrants.     The
Representatives'   Warrants   shall  be  non-
exercisable and non-transferable  (other than
a  transfer to affiliates of the Underwriters
or members of the selling group) for a period
of twelve  months  following the date of this
Prospectus.   The  Representatives'  Warrants
and the underlying securities  shall  contain
the usual anti-dilution provisions and  shall
not   be  redeemable.   The  Representatives'
Warrants  will  be  exercisable  after twelve
months  from  the  effective  date  of   this
Prospectus  and  for  a  period of four years
thereafter;   and   if  the  Representatives'
Warrants are not exercised  during this term,
they shall, by their own terms, automatically
expire.  The exercise price of  each  of  the
Representatives'  Warrants  shall  be 120% of
the public offering price per Share and price
per  Warrant.   In addition, the Company  has
granted to the Underwriters  a  single demand
registration right and unlimited  piggy  back
registration  rights,  related  to the Common
Stock    and    Warrants    underlying    the
Representatives' Warrants.

     The  Underwriters may designate that the
Representatives'   Warrants   be   issued  in
varying  amounts  directly to their officers,
directors, shareholders, employees, and other
proper persons and  not  to the Underwriters;
however, such designation  will  only be made
by  the  Underwriters  if they determine  and
represent to the Company  that  such issuance
would not violate the interpretation  of  the
Board  of  Governors  of the NASD relating to
the    review    of    corporate    financing
arrangements    and    would   not    require
registration of the Representatives' Warrants or underlying securities.

     Upon  written  request   of   the   then
holder(s)   of   a   majority  of  the  total
Representatives' Warrants  and the underlying
securities  issued upon the exercise  of  the
Representatives' Warrants, at any time within
the period commencing  on  the  date  of  the
definitive  Prospectus  and ending five years
thereafter, the Company will  file,  not more
than once, a registration statement under the
Act,  registering or qualifying, as the  case
may be,  the Representatives' Warrants and/or
the underlying  securities.  The filing shall
be  made  within  sixty  (60)  days  of  such
notice, and the Company  agrees  to  use  its
best  efforts  to  cause  the above filing to
become  effective.   All  expenses   of  such
registration or qualification, including, but not limited to, legal, accounting, printing, and mailing fees, will be borne by the Company.

     In  addition  to  the above, the Company
understands and agrees that  if,  at any time
during   the  term  of  the  Representatives'
Warrants and  for  a  period  of  five  years
thereafter,  it  should  file  a registration
statement  with  the  SEC  pursuant   to  the
Securities  Act  for  a  public  offering  of
securities,  either  for  the  account of the
Company  or  for  the  account  of any  other
person, the Company, at its own expense, will
offer  to  said holder(s) the opportunity  to
register  or   qualify  the  Representatives'
Warrants and the underlying securities for public offering. The Company shall give such holder(s) notice by registered mail at least thirty (30) days prior to filing any such registration statement with the Commission.

     In addition, the Company has  granted to
the  Underwriters  an  over-allotment option,
exercisable not later than  45 days after the
date  of this Prospectus, to purchase  up  to
150,000 additional shares of Common Stock and
75,000   Warrants   at   the  initial  public
offering    price   less   the   underwriting
discounts and  commissions  set  forth on the
cover page of this Prospectus.  To the extent
that  the Underwriters exercise such  option,
each of  the  Underwriters  shall have a firm
commitment to purchase approximately the same
percentage thereof that the number  of shares
of  Common Stock and Warrants to be purchased
by it  shown  in  the  above  table  bears to
1,000,000, and the Company will be obligated,
pursuant  to  the option, to sell such shares
to the Underwriters.   The  Underwriters  may
exercise such option only to cover over-allotments made in connection with the sale of Common Stock and Warrants hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 1,000,000 shares are being offered.

     The Company  and the Selling Stockholder
have  agreed  to indemnify  the  Underwriters
against   certain    liabilities,   including
liabilities under the Securities Act.

     Stockholder's of the Company owning more than 5,000 shares of Common Stock not being sold in the initial public offering have agreed not to offer, sell, or otherwise dispose of any of such Common Stock for a period of 12 months after the date of this Prospectus without the prior written consent of the representative of the Underwriters.
See "Shares Eligible for Future Sale."

     The representative of the Underwriters has advised the Company and the Selling
Stockholders that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     As  part  of the Underwriting Agreement,
the Underwriters  shall  have  the  right  to
designate a member of the Board of Directors,
or  at the Underwriters' option, to designate
one individual  to attend the meetings of the
Company's Board of  Directors for a period of
five years.  Further,  for  a  period of five
years, the Underwriters shall have a right of
first   refusal   to   sell   the   Company's
securities in a public or private offering.

     The preceding is a brief summary of the Underwriting Agreement and is qualified in its entirety by the Underwriting Agreement itself which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     Prior to this offering,  there  has been
no  public  market  for  the Common Stock  or
Warrants of the Company.   Consequently,  the
initial  public offering price for the Common
Stock has  been  determined  by  negotiations
between     the    Company,    the    Selling
Stockholders, and the representative of the Underwriters. Among the factors considered in such negotiations were the prevailing market conditions, the results of operations of the Company in recent periods, the market capitalization, the stage of development of other companies which the Company and the representative of the Underwriters believes to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development, and other factors deemed relevant.

                             LEGAL MATTERS

     The validity  of  the  shares  of Common
Stock and Warrants offered by the Company and
Common   Stock   offered   by   the   Selling
Stockholders  will  be  passed upon by Bartel
Eng Linn & Schroder, Sacramento,  California.
Certain legal matters in connection with this
offering   will   be   passed  upon  for  the
Underwriters  by Atlas, Pearlman,  Trop,  and
Borkson, P.A., Fort Lauderdale, Florida.

                                    EXPERTS

     The   audited   consolidated   financial
statements of  the Company as of December 31,
1995, and for each  of  the  two years in the
period  ended  December 31, 1995,  have  been
included in this  Prospectus and Registration
Statement in reliance upon the report of Hein
+   Associates  LLP,  independent   certified
public   accountants,   appearing   elsewhere
herein and in the Registration Statement, and upon the authority of such firm as experts in accounting and auditing.

CHANGE IN ACCOUNTANTS

     In  June  1996,  the  Company decided to
retain Hein + Associates LLP as the Company's
independent    accountants   and    dismissed
Villanueva,  Purcell  &  Co.,  the  Company's
former accountants.   The  decision to change
independent  accountants  was   ratified  and
approved by the Company's Board of  Directors
in   June   1996.   During  the  relationship
between the Company and Villanueva, Purcell &
Co., there were  no  disagreements  regarding
any   matters   with  respect  to  accounting
principles or practices,  financial statement
disclosure,  or  audit  scope  or  procedure,
which disagreements, if not  resolved  to the
satisfaction of the former accountants, would
have caused Villanueva, Purcell & Co. to make
reference   to  the  subject  matter  of  the
disagreement  in  connection with its report.
The former accountants' reports for the years
ended December 31,  1994  and  1993 are not a
part  of  the  financial  statements  of  the
Company  included  in this Prospectus.   Such
reports did not contain an adverse opinion or
disclaimer  of opinion  or  qualification  of
modifications  as to uncertainty, audit scope
or accounting principles.  Prior to retaining
Hein + Associates  LLP,  the  Company had not
consulted   with   Hein   +  Associates   LLP
regarding accounting principles.

ADDITIONAL INFORMATION

     A  Registration  Statement on Form SB-2,
including amendments thereto, relating to the
shares of Common Stock  and  Warrants offered
hereby,  has been filed by the  Company  with
the  Commission  under  the  Securities  Act.
This Prospectus  does  not contain all of the
information  set  forth in  the  Registration
Statement    and   the   exhibits    thereto.
Statements contained in this Prospectus as to
the  contents  of   any   contract  or  other
document  referred  to  are  not  necessarily
complete and, in each instance,  reference is
made  to the copy of such contract  or  other
document   filed   as   an   exhibit  to  the
Registration  Statement, each such  statement
being  qualified  in  all  respects  by  such
reference.    For  further  information  with
respect to the  Company  and the Common Stock
and  Warrants  offered hereby,  reference  is
made  to  such  Registration   Statement  and
exhibits.    A   copy   of  the  Registration
Statement may be inspected  by anyone without
charge  at  the  public reference  facilities
maintained by the  Commission  at  Room 1024,
450  Fifth  Street,  N.W.,  Judiciary  Plaza,
Washington,  D.C.  20549, and at the regional
offices  of the Commission  located  at  Room
1228, 75 Park  Place,  New  York  10007,  and
Northwestern  Atrium Center, 500 West Madison
Street, Suite 1400,  Chicago, Illinois 60661.
Copies of all or any part of the Registration
Statement  and the exhibits  thereto  may  be
obtained from  those offices upon the payment
of certain fees prescribed by the Commission.
In addition, the  Commission  maintains a Web
site   (http://www.sec.gov)   that   contains
reports proxy and information statements and other information regarding issuers that file electronically with the Commission.

                    INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                      PAGE

INDEPENDENT AUDITOR'S REPORT                                           F-2

CONSOLIDATED BALANCE SHEETS - December 31,  1995
and June 30, 1996 (unaudited)                                          F-3

CONSOLIDATED STATEMENTS OF INCOME - For the Years Ended
December  31, 1994 and 1995 and for the six months ended
June 30, 1995 and 1996 (unaudited)                                     F-4

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY -
For the Years Ended December  31,  1994 and December 31, 1995
and for the six  months ended June 30, 1996 (unaudited)                F-5

CONSOLIDATED STATEMENTS OF CASH  FLOWS  - For the Years Ended
December 31, 1994 and 1995 and for the six months ended
June 30, 1995 and 1996 (unaudited)                                     F-6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                             F-8

                           INDEPENDENT AUDITOR'S REPORT







The Stockholders and Board of Directors
Digital Power Corporation and Subsidiary
Fremont, California



We have audited the accompanying consolidated balance sheet of Digital Power Corporation and Subsidiary as of December 31, 1995, and the related consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 1994 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We  conducted  our  audits  in  accordance  with  generally  accepted  auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Digital Power Corporation and Subsidiary as of December 31, 1995, and the results of their operations and their cash flows for the years ended December 31, 1994 and 1995 in conformity with generally accepted accounting principles.






HEIN + ASSOCIATES LLP
Certified Public Accountants



Orange, California
August 31, 1996

                     DIGITAL POWER CORPORATION AND SUBSIDIARY

                            CONSOLIDATED BALANCE SHEETS

                                                              December 31,                   June 30,
                                                              1995                           1996
                                                                                             (UNAUDITED)
                                                   ASSETS
CURRENT ASSETS:
   Cash                                                        $  202,917                    $   84,614
   Temporary investment                                           100,000                       107,173
   Accounts receivable - trade, net of allowance for
     doubtful accounts of $120,000 and $120,000 (unaudited)     1,616,497                     2,249,457
   Other receivables                                               57,858                        52,262
   Inventory, net                                               1,557,226                     2,142,454
   Prepaid expenses and deposits                                   27,792                        62,480
   Deferred income taxes                                          240,856                       139,000
                Total current assets                            3,803,146                     4,837,440
PROPERTY AND EQUIPMENT, net                                       357,680                       546,013
DEPOSITS                                                           18,364                        30,643
DEFERRED OFFERING COSTS                                               -                          29,181
DEFERRED INCOME TAXES                                             139,000                            -
TOTAL ASSETS                                                  $ 4,318,190                   $ 5,443,277
                   LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Current portion of long-term debt                           $   46,014                    $  143,097
   Current portion of capital lease obligations                    11,925                        12,474
   Debenture payable                                                5,000                           -
   Accounts payable                                             1,131,586                     1,486,381
   Accrued liabilities                                            397,263                       769,466
                Total current liabilities                       1,591,788                     2,411,418
LONG-TERM DEBT, less current portion                            1,008,131                     1,471,361
OBLIGATIONS UNDER CAPITAL LEASE, less current                      31,690                        26,739
portion
                Total liabilities                               2,631,609                     3,909,518
COMMITMENTS AND CONTINGENCIES (Notes 6, 7 and 9)
STOCKHOLDERS' EQUITY:
   Series A cumulative redeemable convertible
   preferred stock, no par value, 1,000,000 shares
   authorized, 415,302 and 0 (unaudited) shares issued and        747,569                           -
      outstanding (Aggregate liquidation preference of
      $1,100,000)
   Common stock, no par value, 5,000,000 shares
      authorized, 963,722 and 1,603,275 (unaudited)
shares issued and outstanding                                   4,398,322                     5,539,115
   Accumulated deficit                                         (3,459,310)                   (3,505,356)
   Unearned employee stock ownership plan shares                       -                       (500,000)
      Total stockholders' equity                                1,686,581                     1,533,759
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $ 4,318,190                   $ 5,443,277

        SEE ACCOMPANYING NOTES TO THESE CONSOLIDATED FINANCIAL STATEMENTS.

                     DIGITAL POWER CORPORATION AND SUBSIDIARY

                         CONSOLIDATED STATEMENTS OF INCOME


                                  FOR THE YEARS ENDED                     FOR THE SIX MONTHS ENDED
                                     DECEMBER 31,                               JUNE 30,
                                1994                1995                 1995                1996
                                                                         (unaudited)         (unaudited)
REVENUES                        $ 6,249,333         $ 10,037,502         $ 4,947,952         $ 6,553,376
COST OF GOODS SOLD                4,663,124            7,494,427           3,885,875           4,975,557
  Gross Margin                    1,586,209            2,543,075           1,062,077           1,577,819
OPERATING EXPENSES:
  Engineering and product
     development                    408,966              481,475             243,048             314,659
  Marketing and selling             500,338              452,654             234,066             240,621
  General and                       418,970              581,174             252,035             332,927
administrative
     Total operating              1,328,274            1,515,303             729,149             888,207
expenses
INCOME FROM OPERATIONS              257,935            1,027,772             332,928             689,612
OTHER INCOME (EXPENSE):
  Interest income                       523                3,116               2,967               7,339
  Interest expense                 (103,032)            (119,146)            (58,533)            (59,537)
  Translation loss                  (10,450)             (85,258)            ( 6,851)               (206)
     Other income                  (112,959)            (201,288)            (62,417)            (52,404)
(expense)
INCOME BEFORE INCOME TAXES          144,976              826,484             270,511             637,208
PROVISION (BENEFIT) FOR INCOME
TAXES                                23,253             (277,400)             28,000             294,000
NET INCOME                        $ 121,723           $1,103,884            $ 242,511          $ 343,208
NET INCOME APPLICABLE TO
COMMON SHAREHOLDERS                $ 30,357           $1,012,518            $ 196,828          $ 305,139
NET INCOME PER COMMON
SHARE:
  Primary                         $    0.02            $    0.80            $    0.16          $    0.24
  Fully diluted                   $    0.02            $    0.66            $    0.15          $    0.20
WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING                1,226,208            1,258,858            1,242,395          1,276,778


        SEE ACCOMPANYING NOTES TO THESE CONSOLIDATED FINANCIAL STATEMENTS.

                        DIGITAL   POWER  CORPORATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENT  OF STOCKHOLDERS' EQUITY

                                                                                                          UNEARNED
                                                                                                          EMPLOYEE
                                                                                                            STOCK          TOTAL
                                         PREFERRED STOCK               COMMON STOCK        ACCUMULATED    OWNERSHIP   STOCKHOLDERS'
                                       SHARES         AMOUNT        SHARES       AMOUNT        DEFICIT     PLAN SHARES     EQUITY
BALANCES, January 1, 1994             415,302      $ 747,569       963,722    $ 4,398,322  $ (4,684,917) $     -      $  460,974
  Net income                              -               -             -            -          121,723        -         121,723
BALANCES, December 31, 1994           415,302        747,569       963,722    4,398,322      (4,563,194)       -         582,697
  Net income                              -               -             -            -        1,103,884        -       1,103,884
BALANCES, December 31, 1995           415,302        747,569       963,722    4,398,322    (3,459,310)         -       1,686,581
  Net income (unaudited)                 -               -             -            -         343,208          -         343,208
  Dividend on preferred stock            -               -         216,229      389,213      (389,254)         -             (41)
             (unaudited)
  Conversion of preferred stock      (415,302)      (747,569)      415,302      747,569           -            -              -
             (unaudited)
  Exercise of stock options              -               -           8,022        4,011           -            -           4,011
             (unaudited)
  ESOP loan and share purchases          -               -             -            -             -        (500,000)    (500,000)
             (unaudited)
BALANCES, June 30, 1996                   -              -       1,603,275  $ 5,539,115  $ (3,505,356)   $ (500,000)  $ 1,533,759
             (unaudited)



SEE ACCOMPANYING NOTES TO THESE CONSOLIDATED FINANCIAL STATEMENTS.

                     DIGITAL POWER CORPORATION AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                                      FOR THE YEARS ENDED                     FOR THE SIX MONTHS ENDED
                                           DECEMBER 31,                               JUNE 30,
                                    1994                 1995                1995                1996
                                                                             (unaudited)         (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                        $ 121,723            $ 1,103,884         $ 242,511           $ 343,208
  Adjustments to reconcile
  net income to net cash
  provided by (used in)
  operating activities:
  Depreciation and
  amortization                         60,334                 70,140             5,077              44,238
    Deferred income taxes               -                   (374,689)             -                240,856
    Warranty expense                   15,000                 30,000              -                 89,125
    Inventory reserve                 140,000                195,000           260,000             240,496
    Bad debt expense                   17,521                 55,000            15,000                -
    Interest income                       -                      -                 -                (7,173)
Foreign currency translation
adjustment
                                       10,450                 85,258             6,851                 206
Changes in operating assets
and liabilities:
  Accounts receivable                (622,302)              (465,047)         (340,388)           (632,960)
  Other receivables                    (9,895)               (39,855)         (101,036)              5,596
  Inventory                          (475,396)              (594,983)         (242,599)           (825,724)
  Prepaid expenses                      6,620                (17,879)           (6,987)            (34,688)
Other assets                             -                      -               (1,316)            (12,279)
Accounts payable                      344,826                266,721           241,826             354,795
Other accrued liabilities
                                        6,452                  5,485             12,562            283,078
Net adjustments                      (506,390)              (784,849)          (151,010)          (254,434)
Net cash provided by (used
in) operating activities
                                     (384,667)               319,035             91,501              88,774
CASH FLOWS FROM INVESTING
ACTIVITIES:
  Purchases of property and
  equipment                           (71,682)              (254,530)           (52,301)           (232,571)
  Purchase of temporary
    investment                       (100,000)                  -                   -                    -
  Net cash used in investing
    activities                       (171,682)              (254,530)           (52,301)            (232,571)
CASH FLOWS FROM FINANCING ACTIVITIES:
Deferred offering costs                 -                       -                   -                (29,181)
Proceeds from exercise of
stock options                           -                       -                   -                  4,011
Payments of preferred stock dividend    -                       -                   -                    (41)
Proceeds from notes payable         1,762,768                120,000                -                 50,000
Principal payments on notes
payable                            (1,620,750)                (1,276)            (1,276)             (17,552)
Principal payments on capital
lease obligations                   (4,478)                   (9,054)            (4,035)              (4,402)
Payment of debenture                -                           -                   -                 (5,000)
Proceeds from line of credit        4,039,000              9,422,788          4,509,788            5,795,000
Principal payments on line of
credit                             (3,801,750)            (9,344,924)        (4,492,310)          (5,767,135)
Net cash provided by
financing                            374,790                 187,534             12,167               25,700
activities
EFFECT OF EXCHANGE RATE
CHANGES ON CASH                      (10,450)                (85,258)            (6,851)                (206)
NET INCREASE (DECREASE) IN CASH     (192,009)                166,781             44,516             (118,303)
CASH AND CASH EQUIVALENTS,
beginning of period                  228,145                  36,136             36,136              202,917
CASH AND CASH EQUIVALENTS,
end of period                       $ 36,136               $ 202,917           $ 80,652             $ 84,614
SUPPLEMENTAL CASH FLOW
INFORMATION:
Cash payments for:
  Interest                          $ 105,634              $ 121,931           $ 57,880             $ 58,383
  Income taxes                       $ 31,498              $  55,803           $ 10,000             $ 69,500
Non-cash investing and
financing transactions:
Property and equipment
acquired with capital lease          $ 46,368               $ 10,779           $  2,814             $ -
Conversion of preferred stock
to common stock                     $ -                    $ -                 $ -                  $ 747,569
Preferred stock dividend of
common stock                        $ -                    $ -                 $ -                  $ 389,213
Notes payable for unearned
employee stock ownership plan
shares                              $ -                    $ -                 $ -                  $ 500,000


        SEE ACCOMPANYING NOTES TO THESE CONSOLIDATED FINANCIAL STATEMENTS.

1.          NATURE OF OPERATIONS:

            Digital Power Corporation ("DPC"), and its wholly owned subsidiary Poder Digital, S.A. de C.V. ("PD") which is located in Guadalajara, Mexico, (collectively referred to as the "Company") are engaged in the design, manufacture and sale of switching power supplies.


2.          SIGNIFICANT ACCOUNTING POLICIES:

            PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

            STATEMENT OF CASH FLOWS - For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.
            INVENTORY - Inventory is stated at the lower of cost (first-in, first-out) or market.

            PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. Depreciation of equipment and furniture is calculated using the straight-line method over the estimated useful lives (ranging from 5 to 10 years) of the respective assets. Leasehold improvements are amortized over the shorter of the estimated useful life or the term of the lease. The cost of normal maintenance and repairs is charged to operating expense as incurred. Material expenditures which increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. The cost of fixed assets sold, or otherwise disposed of, and the related accumulated depreciation or amortization are removed from the accounts, and any gains or losses are reflected in current operations.

            DEFERRED OFFERING COSTS - Direct costs incurred by the Company in connection with its proposed initial public offering of common stock have been deferred, and will be charged against the proceeds of the offering when completed. Should the offering not be completed such costs will be expensed.

            INCOME TAXES - The Company accounts for income taxes under the liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

            REVENUE RECOGNITION - Sales revenue is recognized when the products are shipped to customers, including distributors. Customers receive a one or two year product warranty and sales to distributors are subject to a right of return. The Company provides a reserve for estimated warranty costs and a reserve for estimated product returns.

            FOREIGN CURRENCY TRANSLATION - Gains and losses from the effects of exchange rate fluctuations on transactions denominated in foreign currencies are included in results of operations. Assets and liabilities of the Company's foreign subsidiary are translated into U.S. dollars at period-end exchange rates, and their revenues and expenses are translated at average exchange rates for the period. Translation adjustments are accumulated in a separate component of stockholders' equity until such time as the foreign subsidiary is sold or substantially liquidated. Deferred taxes have not been allocated to the cumulative foreign currency translation adjustment included in stockholders' equity because there is no intent to repatriate earnings of the foreign subsidiary.

            NET INCOME PER COMMON SHARE - Net income per common share is calculated upon net income applicable to common shareholders, which represents net income adjusted for cumulative preferred dividends applicable to the period.

            The weighted average common shares is based upon actual common stock and common stock equivalents outstanding. Additionally, common stock equivalents issued during the prior year at less than the $4.00 proposed initial public offering price have been included for all periods presented in the computation using the "treasury stock method" and the anticipated public offering price.

            Fully diluted net income per common share is computed using the "if converted" method for preferred stock.

            ACCOUNTING ESTIMATES - The preparation of financial statements in conformity generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. The actual results could differ from those estimates.

            The Company's financial statements are based upon a number of significant estimates, including the allowance for doubtful accounts, technological obsolescence of inventories, the estimated useful lives selected for property and equipment, realizability of deferred tax assets, allowance for sales returns, and warranty reserve. Due to the uncertainties inherent in the estimation process, it is at least reasonably possible that these estimates will be further revised in the near term and such revisions could be material.

            IMPAIRMENT OF LONG-LIVED ASSETS - Effective January 1, 1996, the Company adopted Financial Accounting Standards Board Statement 121 (FAS 121) entitled "Accounting for Impairment of Long-Lived Assets."

            In the event that facts and circumstances indicate that the cost of assets or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required. Adoption of FAS 121 had no effect on the unaudited June 30, 1996 financial statements.


            STOCK-BASED COMPENSATION - In October 1995, the Financial Accounting Standards Board issued a new statement titled "Accounting for Stock-Based Compensation" (FAS 123) which the Company adopted January 1, 1996. FAS 123 encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options and other equity instruments to employees based on fair value. Companies that do not adopt the fair value accounting rules must disclose the impact of adopting the new method in the notes to the financial statements. Transactions in equity instruments with non-employees for goods or services must be accounted for on the fair value method. The Company has elected not to adopt the fair value accounting prescribed by FAS 123 for employees, but is subject to the disclosure requirements prescribed by FAS 123.

            ACCRUED WARRANTY COSTS - Estimated warranty costs are provided for at the time of sale of the warranted product. The Company generally extends warranty coverage for one year from the time of sale.

            CONCENTRATIONS OF CREDIT RISK - Credit Risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted.
            Concentrations of credit risk (whether on or off balance sheet) that arise from financial instruments exist for groups of customers or groups counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly effected by changes in economic or other conditions described below. In accordance with FASB Statement No. 105, DISCLOSURE OF INFORMATION ABOUT FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK, the credit risk amounts shown do not take into account the value of any collateral or security.

            FAIR VALUE OF FINANCIAL INSTRUMENTS - The estimated fair values for financial instruments under SFAS No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, are determined at discrete points in time based on relevant market information. These estimated involve uncertainties and cannot be determined with precision. The estimated fair values of the Company's financial instruments, which includes all cash, accounts receivables, accounts payable, long-term debt, and other debt, approximates the carrying value in the consolidated financial statements at December 31, 1995.

            INTERIM FINANCIAL INFORMATION - The June 30, 1995 and 1996 financial statements have been prepared by the Company without audit. In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of the Company's financial position as of June 30, 1996, and the results of their operations and cash flows for the six month periods ended June 30, 1995 and 1996. The results of operations for the six month periods ended June 30, 1995 and 1996 are not necessarily indicative of those that will be obtained for the entire fiscal year.

                           DIGITAL POWER CORPORATION AND SUBSIDIARY

                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (INFORMATION SUBSEQUENT TO DECEMBER 31, 1995 IS UNAUDITED)


3.          INVENTORY:

            Inventory consists of the following:

                                            December 31, 1995                  JUNE 30, 1996
    Raw Materials                           $     110,318                      $   114,260
    Work-in-process                             1,718,952                        2,573,864
    Finished goods                                127,956                           94,826
    Allowance for obsolescence                   (400,000)                        (640,496)
                                            $   1,557,226                      $ 2,142,454

4.          PROPERTY AND EQUIPMENT:

            Property and equipment consists of the following:

                                            December 31, 1995                  JUNE 30, 1996
    Machinery and equipment                 $    1,004,955                     $ 1,182,785
    Office equipment and furniture                 272,614                         314,663
    Leasehold improvements                          23,409                          11,177
                                                 1,300,978                       1,508,625
    Accumulated Depreciation                      (943,298)                       (962,612)
                                            $      357,680                     $   546,013


5.          ACCRUED LIABILITIES:

            Accrued liabilities consists of the following:

                                             December 31, 1995                 JUNE 30, 1996
    Accrued payroll and benefits            $       87,712                     $   292,875
    Accrued commissions and royalties               58,665                          68,000
    Accrued warranty expense                        60,000                         149,125
    Accrued income taxes                            46,000                          50,500
    Other                                          144,886                         208,966
                                            $      397,263                     $   769,466

6.          LONG-TERM DEBT:

Long-term debt consists of the following:

                                             December 31, 1995               JUNE 30, 1996
  $1,500,000 line of credit bearing
    interest at the bank's prime rate
    plus one percent (total of 9.5% at
    December 31, 1995), maturing October
    15, 1997, collateralized by
    substantially all assets of DPC          $      924,145                   $   952,010

  Unsecured note payable, due on demand,
    interest at 12%                                  10,000                        10,000
  Note payable, due in monthly
    installments of $3,881 including
    interest at 10%, due December 1998,
    collateralized by substantially
    all assets of DPC                               120,000                       152,448
  Employee stock ownership plan loan
       See Note 11                                      -                         500,000

                                                 1,054,145                      1,614,458
  Less current portion                           (46,014)                      (143,097)

                                            $    1,008,131                    $ 1,471,361

            Aggregate maturities of long-term debt are due as follows:


  YEARS ENDING
  DECEMBER 31,                                                       AMOUNT
      1996                                                        $   46,014
      1997                                                           964,020
      1998                                                            44,111
                                                                 $ 1,054,145
7.          CAPITAL LEASE OBLIGATIONS:

      The Company leases certain equipment under agreements classified as capital leases. Equipment under these leases has a cost of $61,680 and accumulated amortization of $15,420 at December 31, 1995. Following is a schedule of future minimum lease payments under capital leases at December 31, 1995:


             YEARS ENDING
             DECEMBER 31,                                    AMOUNT
1996                                                      $   16,787
1997                                                          16,696
1998                                                          14,689
1999                                                           5,375
Total future minimum lease payments                           53,547
Less, amount representing interest                            (9,932)
Present value of net minimum lease payments                   43,615
Less current portion                                         (11,925)
                                                          $   31,690

8.          STOCKHOLDERS' EQUITY:

                                  PREFERRED STOCK

            The preferred stock has one series authorized, Series A cumulative redeemable convertible preferred stock ("Series A"), and an additional 500,000 shares of preferred stock has been authorized, but the rights, preferences, privileges and restrictions on these shares has not been determined. DPC's Board of Directors is authorized to create new series of preferred stock and fix the number of shares as well as the rights, preferences, privileges and restrictions granted to or imposed upon any series of preferred stock.

            The holders of Series A are entitled to one vote for each share of common stock into which the Series A can be converted, and vote together with the common shareholders as a single class. Dividends on Series A are at an annual rate of $.22 per share and are cumulative from the date of issuance, and shall be paid prior to dividends on common stock. The Company had never declared a dividend through December 31, 1995, and the accumulated dividends on Series A were approximately $483,000 at December 31, 1995.

            Shares of Series A are convertible into common stock at any time at the option of the holder at a rate of one share of common stock for each share of Series A. The conversion rate is subject to adjustment under certain circumstances. Additionally, conversion is automatic on the effective date of a firm commitment for an underwritten public offering of $1,000,000 or more.

            The Company may redeem the Series A in whole or  in part, by paying
            $1.80   per   share   plus  any   dividends  in  arrears.   Partial
            redemptions shall be pro-rata among all Series A holders.

            In the event of a liquidation, dissolution, or winding up of the Company, Series A holders are entitled to receive a liquidation preference of $1.80 per share of Series A plus all dividends in arrears. The liquidation preference on the Series A was approximately $1,100,000 at December 31, 1995.

            Additionally, see Note 13.

                                   STOCK OPTIONS

            The Company has issued non-qualified options covering 104,922 shares exercisable at $.50 per share. Upon issuance, the Company recorded compensation expense for the difference between the exercise price and the fair market value of the underlying common stock of $1.80 per share. Such options expire in 2003. Subsequent to December 31, 1995, 8,022 of such option were exercised.

            In May 1993 the Company issued options to purchase 237,500 shares of its common stock at $1.80 per share. Such options are subject to a four year vesting plan. The exercise price of $1.80 per share approximated the fair market value at the date of grant.

            In May 1996, the Company adopted the 1996 Stock Option Plan covering 513,000 shares. Under the plan, the Company can issue either incentive or non-statutory stock options. Immediately thereafter, the Company issued options to purchase 275,500 shares of its common stock at $1.80 per share. Such options become 100% vested two years after issuance. The exercise price was based upon a letter from its investment banker as to the fair market value of such options based upon their terms, conditions and restrictions.

            The following table sets forth activity for all options:


                                                          EXERCISE PRICE
                                     NUMBER                  PER SHARE
BALANCES
  January 1, 1994,
  December 31, 1994 and
  December 31, 1995                  342,422                  $ .50 - $ 1.80
ISSUED                               275,500                          $ 1.80
EXERCISED                             (8,022)                          $ .50
BALANCE, JUNE 30, 1996               609,900                  $ .50 - $ 1.80

           AT DECEMBER 31, 1995 AND JUNE 30, 1996 OPTIONS TO PURCHASE 223,672 AND 275,025 SHARES RESPECTIVELY AT PRICES RANGING FROM $.50 TO $1.80 PER SHARE WERE EXERCISABLE.

9.         COMMITMENTS:

           The Company leases office space in California, and a manufacturing facility in Guadalajara, Mexico under the terms of operating leases. The total future minimum lease payments are as follows:

 YEARS ENDING
 DECEMBER 31,                                  AMOUNT

                      1996                       $   118,423
                      1997                           105,640
                      1998                           108,880
                      1999                           109,174
                      2000                           112,579
                      Thereafter                      10,378
                                                 $   565,074

      Lease payments on the manufacturing facility in Mexico are to be made in Mexican Pesos. The above schedule was prepared using the conversion rate in effect at December 31, 1995. Changes in the conversion rate will have an impact on the Company's required minimum payments and its operating results. Additionally, lease payments on the facility in Mexico will increase on an annual basis in proportion to the increase in the minimum wage in the Guadalajara, Mexico area.

      Rent expense was $116,337 and $116,699 for 1994 and 1995, respectively.

      The Company has a royalty agreement with a third party on various products, and any derivatives from the base design of these products. Commitments under this agreement are as follows:

                      5% of first $20,000,000 in sales of these products 4% of next $25,000,000 in sales of these products 3% of next $33,333,333 in sales of these products 2% of next $50,000,000 in sales of these products 1% of next $100,000,000 in sales of these products

      As of December 31, 1995, the Company had sold approximately $13,630,000 of product subject to this agreement.

      If the Company sells an additional $6,370,000 of these products after December 31, 1995, the Company is required to grant 100,000 shares of common stock to the third party in the royalty agreement. Due to changing market demand, the Company's management currently expects to replace these products with products it is in the process of designing, and Company's management believes the Company will therefore not have to grant the 100,000 shares of common stock.

      The Company sold approximately $1,448,000 and $1,453,000 of these products in 1994 and 1995, respectively, and had royalty expenses of approximately $72,400 and $72,600 for 1994 and 1995, respectively.
      The Company has an employment contract with its President/CEO which terminates on December 31, 1999. Under the terms of the employment contract, he shall serve as president and chief executive officer of the Company and his salary shall be $150,000 per annum effective January 1, 1997, increasing in an amount to be determined by the employee and the Board such that he shall receive $200,000 per annum by January 1, 1999. His current salary for 1996 is $110,000. In addition, pursuant to the contract, he shall have the right to receive on the first day of each January during the term of his contract options to acquire 100,000 shares of Common Stock at the market value as of such date. Finally, pursuant to the employment contract, in the event there is a change in control, the employee shall be granted a five year consulting contract at $200,000 per year.


10. SIGNIFICANT CONCENTRATIONS OF CREDIT RISK, MAJOR CUSTOMERS AND OTHER RISKS AND UNCERTAINTIES:

      Sales to unaffiliated customers which represent more than 10% of the Company's net sales for 1994 and 1995 were as follows (both customers are distributors):

      CUSTOMER                        1994                     1995

          A                            16%                      27%
          B                           -  %                      10%

      The Company operates primarily in one industry segment: the manufacture and sale of switching power supplies. Additionally, most of the Company's sales are to customers located in California. Financial instruments that subject the Company to credit risk consist primarily of accounts receivable. The Company frequently sells large quantities of inventory to its customers. At December 31, 1995, approximately $1,053,000 or 65% of the Company's net accounts receivable were due from five customers.

      As of December 31, 1995, the Company maintained cash in a bank that was approximately $352,000 in excess of the federally insured limit.


11.   EMPLOYEE BENEFIT PLANS:

      The Company has a 401(k) profit sharing plan (the "Plan") covering substantially all employees of DPC. Eligible employees may make voluntary contributions to the Plan, which are matched by the Company at a rate of $.25 for each $1.00 contributed, up to a maximum of six percent of eligible compensation. The Company can also make discretionary contributions. The Company made matching contributions to the Plan of $5,593 and $9,594 for 1994 and 1995, respectively. The Board of Directors of DPC elected not to make a discretionary contribution to the Plan for 1994 or 1995.

      The Company also has an employee stock ownership plan (the "ESOP") covering substantially all employees of DPC. The Company can make discretionary contributions of cash or company stock (as defined in the ESOP plan document) up to deductible limits prescribed by the Internal Revenue Code. The Board of Directors of DPC elected to make no contributions to the ESOP for 1994 or 1995.

      Effective June 13, 1996, the ESOP obtained a $500,000 loan guaranteed by the Company for the purpose of acquiring common stock of Company from existing stockholders. The loan bears interest at 10.5% per annum requires monthly payments of principle and interest of $10,784 through July 2001. Immediately upon the funding of the loan, the ESOP purchased approximately 154,000 shares of the Company's common stock from existing shareholders.

      In accordance with the AICPA Statements of Position 93-6 entitled "Employers Accounting for Employee Stock Ownership Plans", the Company
      has recorded the $500,000 loan as a debt on its books with a corresponding charge to stockholder's equity.

12.   INCOME TAXES:

      Income tax expense is comprised of the following:

                                    FOR YEARS ENDED DECEMBER 31,
                                   1994                        1995
       Federal                      $     -                     $ (351,150)
       State                            23,253                      73,750
       Foreign                           -                           -
                                    $   23,253                  $ (277,400)

      The components of the net deferred tax asset at December 31, 1995 are as follows:

Net book value of fixed assets                                    $  (3,695)
Net operating loss carryforward                                     383,551
       Total deferred tax asset                                   $ 379,856

      As of December 31, 1995, DPC has net operating loss carryforwards for federal income tax purposes of approximately $1,044,000 which begin to expire in 2002. As of December 31, 1995, PD has a net operating loss carryforward of approximately $58,000 which expires in 1999.

      Total income tax expense differed from the amounts computed by applying the U.S. federal statutory tax rates to pre-tax income as follows:


                                          FOR YEARS ENDED DECEMBER 31,
                                             1994                       1995
Total expense computed by
applying                                 $  49,292                  $ 281,005
the U.S. statutory rate
State income taxes                          23,253                     73,750
Effect of income taxable in                 27,197                    (14,857)
Mexico
Utilization of temporary                   (76,489)                  (261,135)
difference
Effect of valuation allowance                   -                    (356,163)
                                         $  23,253                 $ (277,400)


13.   SUBSEQUENT EVENTS:

      On May 31, 1996, DPC signed a letter of intent for a proposed public offering of 1,000,000 shares of DPC common stock at $4.00 per share. Of the 1,000,000 shares, 750,000 are being sold by the Company and 250,000 shares are being sold by certain existing shareholders.

      On May 31, 1996, all of the 415,302 issued and outstanding shares of Series A preferred stock were converted into 415,302 shares of common stock. Additionally, the Company declared a dividend on the Series A preferred stock for all unpaid dividends through the conversion date and issued an aggregate of 216,229 shares of common stock to holders of Series A preferred stock effective immediately prior to such conversion.

      On August 19, 1996, the shareholders of the Company approved an amendment to the Company's articles of incorporation increasing the number of authorized shares of common stock from 5,000,000 shares to 10,000,000 shares and preferred stock from 1,000,000 to 2,000,000.

      In addition, on August 19, 1996, the Company issued 200,000 Common Stock purchase warrants to certain Company directors and affiliates. Each warrant entitles the holder to purchase one share of common stock at $5.00.

                               TABLE OF CONTENTS

Prospectus Summary ............................................3
The Company ...................................................6
Risk Factors...................................................7
Use of Proceeds...............................................14
Dividend Policy...............................................14
Capitalization................................................15
Dilution......................................................16
Selected Consolidated Financial Data .........................17
Management's Discussion and  Analysis  of  Financial
Condition  and Results of Operations..........................18
Business......................................................23
Management....................................................32
Certain Transactions..........................................36
Principal and Selling Stockholders and Warrantholders.........36
Description of Securities.....................................39
Shares Eligible For Future Sale...............................41
Underwriting..................................................42
Legal Matters.................................................44
Experts.......................................................44
Change in Accountants.........................................44
Additional Information........................................44
Index To Consolidated Financial Statements...................F-1


UNTIL ___________, 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                           Digital Power Corporation
                       1,000,000 shares of Common Stock
                                 No Par Value
               700,000 Redeemable Common Stock Purchase Warrants

                         Werbel-Roth Securities, Inc.

                            ________________, 1996

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.  Indemnification of Directors and Officers

      Sections 204 and 317 of the California Corporations Code ("Corporations Code") permit indemnification of directors, officers, and employees of corporations under certain conditions subject to certain limitations. Article IV of the Company's Amended and Restated Articles of Incorporation ("Articles") provides that the liability of the directors for monetary damages shall be eliminated to the fullest extent permissible under California Law. Article V of the Company's Articles states that the Company may provide indemnification of its agents, including its officers and directors, for breach of duty to the Company in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits set forth in Section 204 of the Corporations Code. Article VI of the Bylaws provides that the Company shall, to the maximum extent and in the manner permitted in the Corporations Code, indemnify each of its agents, including its officers and directors, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact any such person is or was an agent of the Company.

      Pursuant to Section 317 of the Corporations Code, the Company is empowered to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the Company to procure a judgment in its favor) by reason of the fact that such person is or was an officer, director, employee, or other agent of the Company or its subsidiaries, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with such proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the Company and, in the case of a criminal proceeding, has no reasonable cause to believe the conduct of such person was unlawful. In addition, the Company may indemnify, subject to certain exceptions, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was an officer, director, employee, or other agent of the Company or its subsidiaries, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith and in a manner such person believed to be in the best interest of the Company and its shareholders. The Company may advance expenses incurred in defending any proceeding prior to final disposition upon receipt of an undertaking by the agent to repay that amount if it shall be determined that the agent is not entitled to indemnification as authorized by
Section 317. In addition, the Company is permitted to indemnify its agents in excess of Section 317.

Item 25.  Other Expenses of Issuance and Distribution.

      The following table sets forth the costs and expenses payable by the Company in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the Selling Stockholders except for commissions and expenses related to the sale of their shares. All of the amounts shown are estimates, except for the SEC and NASD registration fees.

             SEC registration fee                          $2,597.54
             NASD registration fee                         $1,357.19
             Printing and engraving expenses             * $________
             Accounting fees and expenses                * $________
             Legal fees and expenses                     * $________
             Transfer agent and registrar fees           * $________
             Fees and expenses for qualification
               under state securities laws                 $________
             Miscellaneous                               * $________

                                   TOTAL                   $________

      *estimated


Item 26.  Recent Sales of Unregistered Securities.

      (a) On May 21, 1996, the board approved the issuance of stock options to acquire 275,500 shares of Common Stock at $1.80 per share to employees and directors pursuant to a stock option plan. The stock option plan was approved by the shareholders on August 19, 1996. The Company believes that the issuance of the stock options is exempt from registration pursuant to section 4(2) of the Securities Act and Regulation D promulgated thereunder.

      (b) On May 31, 1996, the Company sold 8,022 shares of Common Stock at $.50 per share to one employee upon the exercise of an outstanding option. The Company believes that the issuance of Common Stock is exempt from registration pursuant to section 4(2) of the Securities Act.

      (c) On August 19, 1996, the board granted Warrants to acquire 200,000 shares of Common Stock at $5.00 per share to the directors and an affiliate of the Company. The Company believes that the issuance of the Warrants is exempt from registration pursuant to section 4(2) of the Securities Act.

Item 27.  Exhibits.

      1.1 Underwriting Agreement between Digital Power Corporation and Werbel Roth Securities, Inc.
      3.1 Amended and Restated Articles of Incorporation for Digital Power Corporation
      3.2    Amendment to Articles of Incorporation
      3.3    Bylaws of Digital Power Corporation
      4.1    Specimen Stock Certificate*
      4.2    Specimen Warrant
      4.3    Representatives' Warrant
      5.1    Opinion of Bartel Eng Linn & Schroder re Legality*
      10.1   Revolving Credit Facility with San Jose National Bank
      10.2   KDK Contract
      10.3   Agreement with Fortron/Source Corp.
      10.4   Employment Agreement with Robert O. Smith*
      10.5   1996 Stock Option Plan
      16.1   Letter on change of certifying accountant
      21.1   Subsidiary of the small business issuer
      23.1   Consent of Hein + Associates LLP is contained on page II-6
      23.2   Consent of Bartel Eng Linn & Schroder is contained in Exhibit 5
      23.3   Consent of Micro-Tech Consultants
      24.1   Power of attorney is contained on signature page
      *To be filed by Amendment


Item 28.  Undertakings

      The Company hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The Company hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

      (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The Company undertakes that it will:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

      (i)   Include  any  prospectus   required  by  section  10(a)(3)  of  the
Securities Act;

      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) Include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.



                CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Digital Power Corporation and Subsidiary:


We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated August 31, 1996, relating to the consolidated financial statements of Digital Power Corporation and Subsidiary. We also consent to the reference to our firm under the caption "Experts" in the Prospectus.



HEIN + ASSOCIATES LLP
Certified Public Accountants



Orange, California
October 15, 1996

                                     SIGNATURE

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, California on October 10, 1996.

                                             DIGITAL  POWER CORPORATION,
                                             A   CALIFORNIA CORPORATION



                                              /S/ ROBERT  O. SMITH
                                             Robert O. Smith,
                                             Chief Executive Officer


                                 POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert O. Smith or Edward L. Lammerding as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      In accordance with to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES                                                       DATE


/S/ ROBERT O. SMITH                                      October 10, 1996
Robert O. Smith, Chief Executive Officer
(Principal Executive Officer)


/S/ PHILIP G. SWANY                                      October 10, 1996
Philip G. Swany, Chief Financial Officer
(Principal Accounting and
Financial Officer)


/S/ EDWARD L. LAMMERDING                                 October 10, 1996
Edward L. Lammerding,
Chairman of the Board


/S/ THOMAS W. O'NEIL                                     October 10, 1996
Thomas W. O'Neil, Jr., Director



/S/ PHILIP M. LEE                                        October 10, 1996
Philip M. Lee, Director



/S/ CLAUDE ADKINS                                        October 10, 1996
Claude Adkins, Director

                             DIGITAL POWER CORPORATION
                             REGISTRATION STATEMENT ON
                                     FORM SB-2




                                     EXHIBITS





















                              DATED OCTOBER 16, 1996